As filed with the Securities and Exchange Commission on August 12, 2010

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JINTAI MINING GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1031	27-2987974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 48 Qiaodong Road, Sien Town,
Huanjiang County Hechi City,
Guangxi Province, China 547100
Tel: + (86 778) 220-5911
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Gersten Savage LLP
As the Agent for Service
600 Lexington Avenue, 9th Floor
New York, NY 10022
Tel: (212) 752-9700
Fax: (212) 980-519
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Arthur Marcus, Esq. Cheryll J. Calaguio, Esq. Joan Wu, Esq. Gersten Savage LLP 600 Lexington Avenue, 9th Floor New York, NY 10022 Tel: (212) 752-9700 Fax: (212) 980-519	Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Matthew D. Adler, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 335-4500 Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $.0001 per share(3)	6,900,000	$6.00	41,400,000	$2,951.82
Common stock issuable upon the conversion of the Convertible Notes issued to the Selling Stockholders(4)	4,000,000	$6.00	24,000,00	$1,711.20
Warrants issued to the underwriter	300,000	-	-	-
Common stock issuable upon exercise of warrants issued to the underwriter(5)	300,000	$6.60	1,980,000	$141.17
Common stock issuable upon exercise of warrants issued to the Selling Stockholders(5)	800,000	$6.60	5,280,000	$376.46
Total	12,300,000		72,660,000	$5,180.66

(1)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriter has the option to purchase to cover over-allotments.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed Maximum Aggregate Offering Price.
(3)	Includes 900,000 shares of the Registrant’s common stock subject to an option granted to the underwriter solely to cover over-allotments if any.
(4)	Represents shares of the Registrant’s common stock that will be acquired upon the conversion of the Convertible Notes issued to the Selling Stockholders that are being registered for resale.
(5)	Pursuant to Rule 416, this registration statement also covers such number of additional shares to prevent dilution resulting from stock splits, stock dividends and similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”) or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below:

•
Public Offering Prospectus.  A prospectus to be used for the direct public offering by the registrant of up to 6,000,000 shares of common stock (in addition, up to 900,000 shares of the Registrant's common stock may be sold upon exercise of the underwriter' over-allotment option) (the “Public Offering Prospectus”).

•
Selling Stockholder Prospectus.  A prospectus to be used in connection with the potential resale by the selling stockholders of (i) 4,000,000 shares of our common stock issuable upon conversion of convertible promissory notes (the “Convertible Notes”) sold to Ms. Liwen Hu and Mr. Haibin Zhong (the “Selling Stockholders”) in a private offering in August 2010; (ii) 800,000 shares of common stock issuable upon exercise of warrants (the “Selling Stockholders’ Warrants”) issued to Ms. Liwen Hu and Mr. Haibin Zhong in the private offering in August 2010 (the “Selling Stockholder Prospectus”).

The Public Offering Prospectus and the Selling Stockholder Prospectus will be identical in all respects except for the following principal points:
•	they contain different front covers;
•	they contain different Use of Proceeds sections;
•	they contain different Underwriting/Plan of Distribution sections;
•	a Shares Registered for Resale section is included in the Selling Stockholder Prospectus;
•	a Selling Stockholders section is included in the Selling Stockholder Prospectus; and
•	they contain different back covers.

The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Public Offering Prospectus and the Selling Stockholder Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST ___, 2010

Jintai Mining Group, Inc.

6,000,000 SHARES
OF
COMMON STOCK

We are offering 6,000,000 shares of our common stock.  We expect the initial public offering price of the shares to be between $4.00 and $6.00 per share.  If the initial offering price of the shares is $5.00, the mid-point of the price range for this offering, we will offer 6,000,000 shares.  Currently, no public market exists for our common stock.  We intend to apply for the listing of the shares on the NYSE Amex Equities under the symbol “[_____],” however no assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering.

Investing in our common stock involves a high degree of risk. Please see the section entitled "Risk Factors" starting on page 6 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

	Per Share(1)	Total
Initial public offering price	$		$(2)
Underwriting discount and commissions	$	$
Proceeds, before expenses, to Jintai Mining Group, Inc.	$	$
(1)	Based on the mid-point price for this offering.
(2)
Does not include a corporate finance fee equal to 1% of the gross proceeds, or $0.05 per share, payable to the underwriter, Maxim Group, LLC, of which $25,000 has been paid by the Company to the underwriter.

We have also agreed to issue the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 5% of the shares sold in the offering at an exercise price equal to 110% of the public offering price per share, or $_____ per share. See "Underwriting”.

We have granted the underwriter a 45-day option to purchase up to an additional 900,000 shares of our common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

The underwriter expects to deliver the shares against payment in New York, New York, on or about ____, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Maxim Group, LLC
The date of this prospectus is ___, 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	3

RISK FACTORS	6

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	25

USE OF PROCEEDS	26

DIVIDEND POLICY	28

CAPITALIZATION	29

DILUTION	30

EXCHANGE RATE INFORMATION	32

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA	33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	41

INDUSTRY OVERVIEW	42

DESCRIPTION OF BUSINESS	47

OUR HISTORY AND CORPORATE STRUCTURE	70

DESCRIPTION OF PROPERTY	64

DIRECTORS AND EXECUTIVE OFFICERS	47

EXECUTIVE COMPENSATION	74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	77

DESCRIPTION OF SECURITIES	77

TRANSFER AGENT	78

SHARES ELIGIBLE FOR FUTURE SALE	79

UNDERWRITING	81

LEGAL MATTERS	85

EXPERTS	85

INTERESTS OF NAMED EXPERTS AND COUNSEL	85

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	85

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGEMENT	86

WHERE YOU CAN FIND ADDITIONAL INFORMATION	86

INDEX TO FINANCIAL STATEMENTS	F-1

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and our securities.  The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

As used in this Prospectus, references to “Jintai,” the “Company,” “we,” “our,” “ours” and “us” refer to Jintai Mining Group, Inc., a Delaware corporation, including its consolidated subsidiaries and variable interest entities (“VIE”), unless the context otherwise requires. In addition, references to our “financial statements” are to our consolidated financial statements for the fiscal year ended March 31, 2010, except as the context otherwise requires.  Any references to “fiscal year” refer to our fiscal year ending March 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock, par value $0.0001.

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus.

THE COMPANY

General

We are an emerging vertically integrated mining company operating in the Guangxi Province of the People’s Republic of China (“PRC”); however we are incorporated in the State of Delaware.  Our business is engaged in exploration, mining, leaching, smelting and other processing operations of primarily zinc and lead. Through our wholly-owned subsidiary, Jintai Mining Co, Limited (“Jintai HK”), a Hong-Kong limited liability company, we own other subsidiaries, Guangzhou Xiangguang Corporate Management Co. Ltd (“Xiangguang”), and Huanjiang Jintai Mining Company Limited (“Huanjiang Jintai”). Huangiang Jintai owns and operates an ore mine in an area measuring approximately 2.83 square kilometers (“the Ore Mine”) and owns the exploration rights to an additional 21.58 square kilometers (“Exploration Right Properties”) of very limited production or non-producing properties.  Huanjiang Jintai sells the refined zinc and lead based products such as zinc calcine, zinc dust, sand, sulfuric acid and other variations.  We believe our well rounded platform offers competitive advantages including: a unique exploration environment, high grade ore and potential reserves, low cost production, long term power contracts and government support.  For the fiscal year ended March 31, 2010, we generated approximately $35.02 million of revenue with approximately 30% pre-tax margins.

Corporate Structure

Jintai HK is a holding company that, through its wholly-owned subsidiary, Xiangguang, a limited liability company formed under the laws of the PRC, controls our operating entity, Huanjiang Jintai, through a series of variable interest entity (VIE) contractual arrangements.  The VIE contracts, through Xiangguang, with management and control of Huanjiang Jintai, entitle the Company to receive the revenue and control the assets of Huanjiang Jintai.  Other than these interests in these contractual arrangements, neither the Company, Jintai HK nor Xiangguang has any equity interests in Huanjiang Jintai.  A more detailed description of these contractual arrangements is provided in the section of this Prospectus entitled “Description of Business-Contractual Arrangements.”

Under the structure above, we believe that we do not need to obtain approval from MOFCOM or the CSRC prior to publicly listing our securities, even if our operations and assets are concentrated in Huanjiang Jintai, a PRC company.  For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors—Risks Related to Our Corporate Structure.”

Business Strategy

We will seek to implement numerous strategies to expand the size of our Company and continue efficient operating advantages.  Our strategies include:

Expanding the Existing Ore Mine - our strategy is aimed at efficiently increasing production of our existing mine through the upgrade and improvement of up to four (4) transportation channels or tunnels into the Ore Mine.  At present, the Ore Mine has widely scattered working sites or portals and therefore it has not reached maximum production capacity.

Survey and develop additional mines in our Exploration Rights Properties - we have mapped out a systematic approach to acquire sufficient geological and assay data to have a reasonable estimate of resources in our Shangchao lead deposit, Changchao-Guanshan lead deposit, and Dongjian lead-zinc deposit.

Increase vertical integration of our value chain to include zinc-oxide and facility expansion - our current annual output capacity of 25,000 metric tons can be doubled to 50,000 metric tons.  The increased output shall potentially be used to produce zinc-oxide, which has greater margins than zinc calcine. We intend to complete the upgrading and expansion of our Jintai Duchuan Smelter facility with zinc-oxide production lines. Lastly, we intend to further improve our margins by adding a new concentrator to increase ore output to annual capacity of 450,000 tons of run-of-mine ore.

Acquisition Opportunities - We shall also customarily review other potential development and production oriented acquisitions in the similar geographic concentration of our existing properties.  By leveraging our expertise and knowledge of certain markets, increased facility expansion plans, and improved capital structure, we intend to grow our market share in the Chinese market.  To a lesser extent, we may seek other properties outside the zinc-lead campaign.  At this time, we have no agreements to acquire any other entities or properties.

Historically, we have maintained a strong relationship with our local government and provincial government.  We believe the relationship is strong and mutually beneficial.  Further, we are not aware of any current problems or why this favorable relationship would not continue over the foreseeable future.  We believe the intended capital raise and the expansion and development of existing and new properties will only improve our relationship with the government.

The potential funding from our anticipated initial public offering should accelerate our business strategy. We anticipate that our corporate planning and business initiatives will be achieved within 18 months of completing this offering.  Current cash flow from internally generated sources is capable of supporting our growth plans, but it would take significantly longer to reach our objectives. Our goal is to evolve from an emerging diversified mining company to a leading fully integrated mining entity. A more detailed description of our business and strategy is located in the “Description of Business” section.

Risks Associated With Our Business

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page 6 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

Company Information

Our principal executive offices are located at No. 48 Qiaodong Road, Sien Town, Huanjiang County Hechi City; Guangxi Province, China The correspondence address of the Company is located at County Hechi City, Guangxi Province, China.  The correspondence address of the Company is located at Room 1708B2 Nan Fung Tower Des Voeux Road, Central Hong Kong.  Our telephone number is (86-0778) 220-5911.  Our website address is www.jintaimining.com.  The information on our website is not a part of this prospectus.

THE OFFERING

Securities Being Offered:	6,000,000 shares of our common stock, with an over-allotment option for additional 900,000 shares granted to our underwriter.

Initial Offering Price:	The purchase price for the shares is between $4.00 to $6.00 per share.

Common Stock Issued and Outstanding Before the Offering:	32,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued and Outstanding After the Offering:	42,000,000 shares of our common stock issued and outstanding after this offering is completed. (1)

Use of Proceeds:
We will use the net proceeds from this offering as follows: (a) $2,000,000 for existing mine safety improvements, expansion and rehabilitation.  We shall rehabilitate up to four (4) channels or tunnels into the Ore Mine and improve current ventilation, drainage and slagging shaft.  The improvements should improve our working environment and increase operating efficiencies; (b) $6,000,000 to explore and develop our existing Exploration Rights Properties.  Our goal is to become a leading fully integrated developer and operator in our province.  This capital injection should accelerate our initiatives into meeting this objective; and (c) $17,000,000 for plant expansion and new construction.  $3,000,000 shall immediately be utilized to expand production capacity and construct a new concentrator to include additional ores and the remaining $14,000,000 is designated to construct a new smelter facility and the technological developments   associated with this construction endeavor. The remaining  $1,500,000 will be held in a trust set up with Bank of America, to be used solely as payment of expenses related to the Company being a public company.  Please see "Use of Proceeds" on page 26.

Proposed NYSE Amex Equities Symbol:	[_________]

Lock-Up
Our directors and executive officers of the Company have agreed, through contractual lock-up agreements, that for a period of twelve (12) months following the date of this prospectus, they will not offer, issue, sell or contract to sell, encumber, grant any option for the sale or otherwise dispose of any securities of the Company.  Pursuant to such lock-up agreements, the 32,000,000 shares of common stock currently held by the directors and officers of the Company will not be sold, encumbered or otherwise disposed for a period of twelve (12) months from the date of this prospectus.   For a more detailed description of the contractual lock-ups, please see “Underwriting.”

Concurrent Offering:
The registration statement of which this prospectus forms a part includes 4,000,000 shares of common stock issuable upon the conversion of the Convertible Notes and 800,000 shares issuable upon the exercise of warrants issued to the Selling Stockholders*.

Risk Factors:	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Shares.

(1)  The number of shares of common stock to be outstanding immediately after this offering is based on 32,000,000 shares of common stock outstanding as of August 11, 2010, and includes 4,000,000 shares issuable upon the automatic conversion of the Convertible Notes upon the closing of this offering and excludes (i) 800,000 shares of our common stock issuable upon the exercise of warrants issued pursuant to the Subscription Agreement between Jintai Mining Group, Inc. and Ms. Liwen Hu and Mr. Haibin Zhong dated August, 2010; (ii) 900,000 shares underlying an over-allotment option granted to our underwriter; and (iii) 300,000 shares issuable upon the exercise of warrants issued to our underwriter.

* Unless otherwise indicated, the number of shares of common stock issuable to the Selling Stockholders upon the conversion of the Convertible Notes assumes that the offering price for our shares pursuant to this offering will be $5.00 per share.

SUMMARY FINANCIAL AND OPERATING DATA

The following summary financial data for the years ended March 31, 2009 and 2010 are derived from our audited financial statements that are included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Prospective investors should read these summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this Prospectus.

	Year ended	Year ended
	March 31, 2010	March 31, 2009

Revenues
Sales	$35,027,568	$23,765,415
Cost of sales	18,430,646	15,273,882
Gross profit	16,596,922	8,491,533

Operating expenses
Selling and marketing	274,965	232,602
General and administrative	1,267,649	1,117,274
Total operating expenses	1,542,614	1,349,876

Other operating income	-	14,563

Income from continuing operations	15,054,308	7,156,220

Other income (expenses)
Other Income	11,715	254
Other expenses	(343)	(72,060)
Total other income (loss)	11,372	(71,806)

Income before income tax provision	15,065,680	7,084,414

Provision for income taxes	2,283,890	579,412

Net income	12,781,790	6,505,002

Other comprehensive income
Foreign currency translation gain	34,697	415,676
	.	.
Comprehensive income	$12,816,487	$6,920,678

Balance Sheet Data:

	As of March 31, 2010		As Adjusted
Cash and cash equivalents	$6,355,927	$
Working capital	16,208,372
Total assets	39,541,561
Retained earnings	32,448,701
Total stockholders’ equity	34,175,400
Total Liabilities and Stocholders’ Equity	39,541,561

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to our Business Operations

We currently do not have a reasonable estimate of the resources contained in the Ore Mine and the Exploration Rights Properties.

We have not obtained a comprehensive geological survey report indicating the resources or reserves contained in the Ore Mine and the Exploration Rights Properties.  As such, no assurance can be given as to the amount of zinc and lead reserves contained in the Ore Mine or in the Exploration Rights Properties.  There may not be sufficient mineral deposits contained therein to allow us to extract minerals at an economical scale.  In the event that the Ore Mines and the Exploration Rights Properties contain less reserves that currently estimated, we may be unable to generate the revenues estimated and could adversely affect our revenues and profitability.

We are subject to numerous risks and hazards associated with the mining industry.

Our mining operations are subject to a number of risks and hazards including:

•	industrial accidents;
•	unusual or unexpected geologic formations;
•	explosive rock failures; and
•	flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in a variety of issues that could affect our operations, such as damage to or destruction of mineral properties or production facilities, environmental damage, delays in our mining operations, personal injury or death, monetary losses and possible legal liability.  No assurance can be given that we will be able to avoid any or all of the hazards discussed above and any such occurrence may substantially affect our business and financial operations.

Our mining operations currently have material safety concerns which may result in accidents and in turn negatively affect our revenue.

We have identified certain safety concerns in our Ore Mine, including overly large unsupported openings along the main tunnels on some levels, enlarged opening size at some of the draw points, poorly conditioned wooden supports along some of the main arteries that are in poor condition, historic mined-out stopes that may trigger massive roof failure, inadequate natural ventilation and high likelihood of flooding in the tunnels.  While we are taking appropriate measures to ensure that our Ore Mine is safe, accidents and employee’s injury arising from the safety issues described above may cause suspension or discontinuance of our mining operation and thus negatively affect our revenue.

Mining operations are highly susceptible to hazardous weather conditions.

Certain weather conditions may affect underground mining operations.  As of August 11, 2010, five (5) out of the total nine (9) portals/adits providing access to our Ore Mine are inaccessible or unusable due to flooding caused by insufficient drainage and pumping facilities necessary to pump out or release the excess water that has accumulated into our portals.  The Ore Mine is located in a region with a typical subtropical climate characterized mainly by high precipitation and high evaporation and humid conditions.  The rainy season occurs from May to August. Therefore, our mining operation is and will be interrupted by interruptions due to inclement or hazardous weather conditions experienced during such rainy season.

Mining is inherently dangerous and subject to conditions or events beyond our control, and any operating hazards could have a material adverse effect on our business.

During the course of mining activities, we use dangerous materials. Although we have established stringent rules relating to the storage, handling and use of such dangerous materials, there is no assurance that accidents will not occur. Should we be held liable for any such accident, we may be subject to penalties, and possible criminal proceedings may be brought against our employees.

Mineral exploration and development and mining activities are subject to extensive environmental regulations, which may prevent or delay the commencement or continuance of our operations.

Mineral exploration and development and future potential mineral mining operations are or will be subject to stringent state, provincial and local laws and regulations relating to improving or maintaining environmental quality.  Our mining activities are or will be subject to extensive laws and regulations governing production, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, toxic substances and other matters. Mineral mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

While we believe we are currently in compliance with applicable environmental regulations of the PRC, any changes to these regulations may increase operating costs and may adversely affect our results of operations.

We may suffer losses resulting from unexpected accidents.

Like other mining companies, our operations may suffer from structural issues such as unusual or unexpected geologic formations or explosive rock failures that may result in accidents that cause property damage and possible personal injuries.  Although we have implemented safety measures to guard against such incidents, there can be no assurance that industry-related accidents will not occur in the future.  We do not maintain flood, fire, or other property insurance covering our properties, equipment or inventories.   To address this issue, we have general insurance to cover our losses in respect of fire, explosion, lightning strike, storms and personal injury, property or environmental damage arising from accidents on our properties, equipments and inventories. Any uncontrollable losses and liabilities we incur, even with the above preventive measures and insurance coverage, could have a material adverse effect on our financial condition and results of operations.

Our mining exploitation activities are labor intensive and employ low levels of mechanization which may result in inefficiency and impose greater safety and health hazards concern.

We employ a relatively large number of mining workers in the producing Ore Mine. We have used rudimentary mining methods and low levels of mechanization since the beginning of our mining operation.  The labor-intensive and low-mechanization mining method used results in inefficient operation.  The relatively large number of mining workers exposed to dust, noise, heat and vibration may increase the possibility of accidents and health hazards.

The actual output at our Ore Mine exceeds the annual capacity allowed by the relevant PRC government authorities and we may face fines or even possible revocation of mining licenses, which could have a material adverse affect on our business.

The mining license we currently hold authorizes us to produce up to 30,000 metric tons of zinc lead ores per year.  However, we currently have an annual output of 300,000 metric tons per year.  According to the regulations concerning the mineral resources exploration and mining, where the company fails to comply with the plan for the mineral resource exploitation, relevant government agencies may order one or more of the following: reduction of its output to authorized output levels,  payment for additional mining licenses to cover the amount in excess of the allowed total capacity, payment of fines, and possible revocation of the mining license of the company in the most serious instance.

Our mining operations are inherently subject to changing conditions that can affect our profitability.

Our operations are subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in profitability.  We are exposed to price risk related to the sale of zinc based products and by-products.  In addition, weather and natural disasters (such as earthquakes, landslides, flooding, and other similar occurrences), unexpected maintenance problems, key equipment failures, fires, amounts of overburden, variations in rock and other natural materials and variations in geological conditions can be expected in the future to have a significant impact on our operating results.  Prolonged disruption of production at the Ore Mine would result in a decrease in our revenues and profitability, which could be material.

Our future success may partly depend on our ability to successfully upgrade, expand and operate the Jintai Duchuan Smelter with zinc-oxide processing facilities.

In the first fiscal quarter of 2010, we began to upgrade and expand the Jintai Duchuan Smelter with zinc-oxide processing facilities. While we believe the successful upgrading and expansion of these facilities will result in increased profitability, no assurance can be given that we will be able to complete the same or that if completed, that we will be able to operate the upgraded facilities profitably.

Any acquisitions made by us may disrupt our operations or have a negative impact on our business.

As a part of our long term strategy, we plan to start mining operations on the Exploration Rights Properties and to acquire additional mining operations.  Such additional operating activities will require us to employ additional personnel, and we may have difficulty integrating such new personnel or may experience difficulty in integrating the operations of the mining companies we acquire with that of our own.  We cannot predict the effect that any intended expansion may have on our business.   Further, any acquisition may disrupt our ongoing business, divert the attention of our management and employees and increase our expenses. In addition, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	delays and waiting periods associated with required safety inspections, as well as government licensing or permitting procedures;

•	the difficulty of incorporating acquired resources, facilities, operations or products into the existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with acquired businesses and the associated operations, or the need to spend significant amounts to retool, reposition or modify the existing operations.

No assurance can be given that any of the above risks will be sufficiently addressed or that such will not have a negative effect on our business operations.

We may not be able to effectively control and manage our growth.

As part of our current business strategy, we intend to acquire other local mining operations.  As our business grows, it will be necessary for us to finance and manage expansion in an orderly fashion.  We may face challenges in identifying attractive mining sites and/or additional mining rights and/or complementary mining businesses.  Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies that may have a negative impact on our financial operations.

The working sites in our Ore Mine are scattered, which results in an inefficient exploitation.

At present our Ore Mine is accessible only through two (2) main portals/adits. There are nine (9) existing portals/adits in total but as of August 11, 2010, only four (2) are accessible or usable due to flooding caused by our insufficient drainage and pumping facilities necessary to pump out or release the excess water that has accumulated into our portals. The relatively small number of accessible portals/adits results in an inefficient exploitation and as such, the Company is unable to maximize its ore production.  Increased production can be attained through the rehabilitation of connecting tunnels or through the construction of additional tunnels into the Ore Mine which will grant access into the Ore Mine for our workers.  However, the Company does not, at present, have the necessary capital to undertake such rehabilitation and construction.  We intend to use a portion of the net proceeds of this Offering for such purpose.  Our continued failure to maximize our production may result in lower revenue for the Company, which could affect the value of your investment.

We engage independent contractors for the transportation of our zinc and lead ores to our processing facilities and any dispute with such contractors could result in a disruption in our operations.

We engage local independent contractors to transport the ores mined from our Ore Mine to our processing facilities.  While there is currently no dispute with these contractors relating to the services they provide to us, no assurance can be given that the current good business relationship with such contractors will be maintained.  Any dispute with such contractors could result in a disruption in our business operations and consequently, may negatively affect our financial operations.

A large portion of our revenue is derived from two major customers.

Two of our major customers, Huanjiang Mao Nan Autonomous County Nanping Concentrator Co. Ltd. and Zhuzhou Smelting Group Co. Ltd. accounted for 29% and  21.%, respectively, our total revenue for the fiscal year ended March 31, 2010 and 57% and 30%, respectively, for our total revenue for the fiscal year ended March 31, 2009.  Non-renewal or termination of our relationship with these two customers may have a material adverse effect on our revenue.  No assurance can be given that we will be able to maintain a relationship similar in scope to our current arrangement with Huanjiang Mao Nan Autonomous County Nanping Concentrator Co. Ltd. and Zhuzho Smelting Group Co. Ltd.  Additionally, no assurance can be given that the Company’s business will not remain largely dependent on a limited number of customers accounting for a substantial part of our revenue.

Our revenue and, therefore, our profitability, may be affected by metal price volatility.

The majority of our revenue is derived from the sale of zinc based products and by-products.  As a consequence, our revenue is directly related to the price of the zinc metal.  The fact that we do not conduct any hedging exposes us to increased price volatility. At present, the price of non-ferrous metals, including zinc and zinc based product in the PRC are generally in line with those in the international markets.  However, prices for zinc have historically fluctuated widely due to numerous factors beyond our control, including the overall demand and supply of zinc, production costs in major producing regions, the availability and prices of competing commodities, inventory levels maintained by customers, as well as international economic and political conditions.  Changes in the prices of zinc and lead may adversely affect our operating results.  It is difficult to predict whether zinc prices will rise or fall in the future and a decline in prices could have an adverse impact on our future results of operations and financial condition.

We may not be able to successfully compete for mineral rights with companies having greater financial resources than we have.

All mines have limited lives and as such, as part of our long term strategy, we intend to acquire additional mining operations.  As there is a limited supply of desirable mineral deposits in the PRC, in particular, in the Guangxi Province, we face strong competition for promising acquisition targets from other mining companies, some of which have greater financial resources than we have.  We may not be able to acquire attractive acquisition targets, or to acquire them on terms that are acceptable to us.

Our ability to operate effectively could be impaired if we lose key personnel or if we fail to attract qualified personnel.

We manage our business through a number of key personnel, including Mr. Kuizhong Cai, our President, Mr. Yuan Lin, our Chief Executive Officer and Mr. Danny T.N. Ho, our Chief Operating Officer.  Despite the fact that we have employment agreements with these individuals, the loss of any of these key employees could have a material adverse effect on our operations.  In addition, as business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.  No assurance can be given that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future.  Accordingly, if we are not able to retain these officers, or effectively fill vacancies of departing key persons, our business may be impaired.  The lack of key man insurance on any of these important personnel will also have an adverse effect on our financial conditions in case of the death of any of these important key personnel.

Risks Related to Our Corporate Structure

We conduct our business through Huanjiang Jintai by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected. If the PRC regulatory bodies determine that the agreements that establish the structure for operating our business in China do not comply with PRC regulatory restrictions on foreign investment, we could be subject to severe penalties. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Xiangguang and Huanjiang Jintai (Please see section entitled “Description of Business-Contractual Arrangements”).  Although we have been advised by our PRC counsel, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Huanjiang Jintai and its owners) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable. Under the PRC Property Rights Law that became effective on October 1, 2007, we are required to register with the relevant government authority the security interests on the equity interests in Huanjiang Jintai granted to us under the equity pledge agreements that are part of the contractual arrangements. We intend to use our best efforts to complete such registration. However, failure to complete such registration may result in such equity pledge right not coming into effect until the registration has been duly completed. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements.

Regarding our contractural arrangements, the Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If Xiangguang or Huanjiang Jintai is determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC consolidated entities;
•	discontinuing or restricting the operations of our PRC consolidated entities;
•	imposing conditions or requirements with which we or our PRC consolidated entities may not be able to comply;
•	requiring us or our PRC consolidated entities to restructure the relevant ownership structure or operations;
•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or
•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If Xiangguang or Huanjiang Jintai is determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC consolidated entities;
•	discontinuing or restricting the operations of our PRC consolidated entities;
•	imposing conditions or requirements with which we or our PRC consolidated entities may not be able to comply;
•	requiring us or our PRC consolidated entities to restructure the relevant ownership structure or operations;
•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or
•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Our contractual arrangements with Huanjiang Jintai may not be effective in providing control over Huanjiang Jintai.

All of our revenue and net income is derived from Huanjiang Jintai. Current PRC laws restrict foreign equity ownership in companies engaged in mining extraction in China although there is no ownership restriction for exploration activities.  Therefore, we do not intend to have equity ownership interest in Huanjiang Jintai but rely on contractual arrangements with Huanjiang Jintai to control and operate its business.   However, these contractual arrangements may not be effective in providing us with the necessary control over Huanjiang Jintai and its operations.  Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of Huanjiang Jintai, which will result in a significant loss in the value of an investment in our Company. Due to our VIE structure, we have to rely on contractual rights to effect control and management of Huanjiang Jintai, which exposes us to the risk of potential breach of contract by the shareholders of Huanjiang Jintai. In addition, as Huanjiang Jintai is jointly owned by its shareholders, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

The shareholders of Huanjiang Jintai may breach, or cause Huanjiang Jintai to breach, the contracts for a number of reasons. For example, their interests as shareholders of Huanjiang Jintai and the interests of our company may conflict and we may fail to resolve such conflicts; the shareholders may believe that breaching the contracts will lead to greater economic benefit for them; or the shareholders may otherwise act in bad faith. If any of the foregoing were to happen, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance or injunctive relief, and claiming damages. Such arbitral and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business, and we cannot assure you that the outcome will be in our favor.

In addition, as all of these contractual arrangements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Huanjiang Jintai, and our ability to conduct our business may be materially and adversely affected.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.

        On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (the “CSRC”), the State-owned Assets Supervision and Administration Commission of the State Council (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration for Industry and Commerce (the “SAIC”), and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A Rules"), which took effect as of September 8, 2006. This regulation, among other things, has certain provisions that require offshore special purpose vehicles (“SPVs”) formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

        The application of the M&A Rules with respect to our corporate structure and to this offering remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules were not required in the context of our share exchange transaction because at such time the share exchange was a foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC may deem that the transactions effected by the share exchange circumvented the M&A Rules, and other rules and notices, and that prior MOFCOM or CSRC approval is required for this offering. Further, we cannot rule out the possibility that the relevant PRC government agencies, including MOFCOM, would deem that the M&A Rules required us or our entities in China to obtain approval from MOFCOM or other PRC regulatory agencies in connection with Xiangguang’s control of Huanjiang Jintai through contractual arrangements.

        If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the share exchange transaction and/ or the VIE arrangements between Xiangguang and Huanjiang Jintai, or if prior CSRC approval for this offering is required and not obtained, we may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering, to restructure our current corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

        The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our operating companies' ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control.

SAFE regulations relating to offshore investment activities by PRC residents may increase our administrative burdens and restrict our overseas and cross-border investment activity. If our shareholders and beneficial owners who are PRC residents fail to make any required applications, registrations and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

        SAFE has promulgated several regulations, including Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Oversea Special Purpose Vehicles, or "Circular No. 75," issued on October 21, 2005 and effective as of November 1, 2005 and certain implementation rules issued in recent years, requiring registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. These regulations apply to our shareholders and beneficial owners who are PRC residents, and may affect any offshore acquisitions that we make in the future.

        SAFE Circular No. 75 requires PRC residents, including both PRC legal person residents and/or natural person residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of equity financing with assets or equities of PRC companies, referred to in the notice as an "offshore special purpose company." In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update his registration with the relevant SAFE branches, with respect to that offshore company, in connection with any material change involving an increase or decrease of capital, transfer or swap of shares, merger, division, equity or debt investment or creation of any security interest. Moreover, the PRC subsidiaries of that offshore company are required to coordinate and supervise the filing of SAFE registrations by the offshore company's shareholders who are PRC residents in a timely manner. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiaries. Furthermore, failure to comply with the various SAFE registration requirements described above may result in liability for the PRC shareholders and the PRC subsidiaries under PRC law for foreign exchange registration evasion.

        Although we have requested our PRC shareholders to complete the SAFE Circular No. 75 registration, we cannot be certain that all of our PRC resident beneficial owners will comply with the SAFE regulations. The failure or inability of our PRC shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, prevent us from transferring the net proceeds of this offering or making other capital injection into our PRC subsidiaries, limit our PRC subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected. [PRC counsel to confirm]

        Under Operating Rules on the Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, issued and effective as of March 28, 2007 by the State Administration of Foreign Exchange, or "SAFE" ("Circular No. 78"), the employee stock option plan or share incentive plan should be registered with the SAFE or its local branches and complete certain other procedures related to the share option or other share incentive plan through the PRC subsidiary of such overseas listed company or any other qualified PRC agent before such grants are made. We believe that all of our PRC employees who are granted share options are subject to SAFE No. 78. In addition, PRC residents who are granted shares or share options by an overseas listed company according to its employee share option or share incentive plan are required to obtain approval from the SAFE or its local branches. We intend to grant our PRC employees stock options pursuant to an employee stock option plan. We will request our PRC management, personnel, directors and employees who are to be granted stock options to register them with local SAFE pursuant to Circular No. 78. However, we cannot assure you that each of these individuals will successfully comply with all the required procedures above. If we or our PRC security holders fail to comply with these regulations, we or our PRC security holders may be subject to fines and legal sanctions. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion and we may become subject to a more stringent review and approval process with respect to our foreign exchange activities.

Our agreements with Huanjiang Jintai are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

Our contractual arrangements with Huanjiang Jintai are governed by PRC law and any disputes would be adjudicated by arbitration through China International Economic and Trade Arbitration Commission (“CIETAC”) Shanghai Branch in accordance with CIETAC arbitration rules. If Huanjing Jintai and its shareholders fail to perform their obligations under these agreements, we may incur substantial costs to enforce such arrangements and will have to rely on legal remedies under PRC law.  However, uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Mr. Kuizhong Cai, as the majority beneficial owner of Huanjiang Jintai, has a potential conflict of interest with our shareholders.

Our Chairman of the Board and President, Mr. Kuizhong Cai owns 95% of the equity interest of Huangjiang Jinteng Mining Co. Ltd. [Company to confirm name of entity], the entity which has an approximately 76.7% equity interest in Huanjiang Jintai.  In addition, Mr. Kuizhong Cai owns a 75% equity interest in our Company, which controls 100% Jintain HK, which in turn owns 100% of the equity interest of Xiangguang.  Xianguguang in turn entered into the contractual arrangements with Huanjiang Jintai.  As a result, Mr. Kuizhong Cai may ultimately have control over Huanjiang Jintai through both equity ownership and contractual arrangements.  Mr. Kuizhong Cai also will hold 49.2% of our outstanding common stock after the offering and serve as the Chairman of our Board of Directors.   As such, there may be a potential conflict of interest between his dual roles as a beneficial majority owner of Huanjiang Jintai and our majority shareholder and Chairman of our Board of Directors. We cannot assure you that when conflicts of interest arise, Mr. Cai will act in our best interests or that conflicts of interest will be resolved in our favor or in favor of our shareholders. In addition, Huangjiang Jintai, which is under Mr. Cai’s control, may breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from Huanjiang Jintai.  If we cannot resolve any conflicts of interest or disputes between us and Mr. Cai, we would have to rely on legal proceedings, which would be a burden to our resources and could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Risks Related to Doing Business in China

We depend upon the acquisition and maintenance of licenses to conduct our business in the PRC.

In order to conduct business, especially mining and exploration activities in the PRC, we are required to maintain various licenses from the appropriate government authorities, including general business licenses and licenses and/or permits specific to our mining operations.  We are required to maintain valid mining licenses, exploration licenses, pollutant emission licenses, safety production licenses and other relevant licenses and permits to conduct our mining extraction and exploration activities.  The mining and exploration licenses are subject to periodic renewal.  An application for renewal needs to be submitted at least 30 days before the expiration date and the extension will be approved if the applicant satisfies all applicable requirements and pays appropriate resource fee.  Ten, twenty and thirty years are the maximum periods of time for mining licenses for small, medium and large deposits of ore mines, respectively.  We have a ten year mining license as our Ore Mine is regarded as small deposits of ore mine. However, in practice, the mining license may be approved for extension and the total period of mining licenses may be beyond these maximum periods of time if the application for renewal is submitted at least 30 days before the expiration date and the company pays appropriate resource compensation fees.  Our exploration licenses may be extended for no more than two (2)additional periods, consisting of two (2) years each, on the conditions that the company shows its intention to continue exploration and pays the appropriate resource fee, as per the Regulations for Administration of Mineral Resources of Guangxi Zhuang Autonomous Region. License fees and resource fees associated with the renewal may be subject to negotiation between a company and the relevant government authorities.    The PRC government may amend relevant laws and discontinue approval of renewal of mining or exploration licenses.  Further~~,~~ fees for such licenses may increase in the future.  In addition, the PRC government may impose levies or surcharges on mine and mineral extraction and exploration rights.  Our failure to obtain or maintain these licenses and any change of the relevant PRC laws to our disadvantage will have a material adverse impact on our ability to conduct our business and on our financial condition.  No assurance can be given regarding the timing or magnitude of these types of government actions or that the same will not have a negative impact on our operations.

Changes in current policies of the PRC government could have a significant impact upon the business we conduct in the PRC and the profitability of our operations.

Current policies adopted by the PRC government indicate that it seeks to encourage a market oriented economy.  We believe that the PRC government will continue to develop policies that strengthen its economic and trading relationships with foreign countries and as a consequence, business development in the PRC will follow current market forces. While we believe that this trend will continue, we cannot assure you that such beneficial policies will not change in the future.  A change in the current policies of the PRC government could result in confiscatory taxation, restrictions on currency conversion, or the expropriation or nationalization of private enterprises, all of which would have a negative impact on our current corporate structure and our operations.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, those laws and regulations governing our business and those relating to the enforcement and operation of our contractual arrangements. At this time, we believe that the relevant PRC laws and regulations validate our current contractual arrangements and that our corporate structure is in keeping with such laws.  However, no assurance can be given that PRC court rulings to be decided in the future will be consistent with our current interpretations.  Further, new laws or regulations may be enacted which could have a negative impact on foreign investors.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business and no assurance can be given that our operations will not be affected by such laws and/or regulations.

The PRC government exerts substantial influence over the manner in which companies in China must conduct their business activities.

The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. If this were to occur, we may be required to divest the interests we then control in Chinese properties.  Any such developments could have a material adverse effect on our business, operations, financial condition and prospects.

Failure to abide by certain requirements with regard to transfer of certain state-owned assets to Huangjiang Jintai’s prior shareholder may cause the transfer to be invalidated and could have a material adverse affect on the transaction.

As per the relevant PRC regulations related to the transfer of state-owned assets to non state-owned entities or individuals, there are some requirements with regard to transfer of the state-owned assets, including but not limited to, setting the price based on the evaluation of the assets, obtaining the approval of the transferor’s higher level authority in charge or the relevant State-owned Assets Supervision and Administration Commission, and auditing the assets held by state-owned enterprise. Furthermore, according to the regulation concerning transfer of the state-owned assets to an enterprise’s management or of its owners, there are further requirements for the transfer of the state-owned assets to such management, including but not limited to, such transfer must be publicly conducted in the relevant local equity exchange, and that the management shall provide a certificate for the source of funds used for the purchase. Shaoguan Jinteng Mining Co., Ltd. (“Shaoguan Jinteng“) and Guangxi Zhuang Autonomous Region General Bureau for Geology & Mineral Exploration (“Guangxi General Bureau”) formed Huanjiang Jintai on November 27, 2003, each holding 70% and 30% , respectively, of the shares of Huanjiang Jintai. In 2007, Guangxi General Bureau transferred its shares of Huanjiang Jintai to Kuizhong Cai.  As the shares held by Guangxi General Bureau are state-owned assets, and Kuizhong Cai is a part of the management of Huanjiang Jintai, the invalidation of the transfer, which could have a material adverse affect on the transaction.

Future inflation in China may inhibit economic activity and adversely affect our operations.

The Chinese economy has experienced periods of rapid expansion in recent years which has led to high rates of inflation and deflation.  This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has subsided since 1995, high inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

We are a holding company and of our operations are entirely conducted in the PRC.  In addition, all of our revenues are currently generated from sales in the PRC. Although the PRC economy has grown at a remarkable pace in recent years, we cannot assure you that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and have a materially adverse affect on our business.

We may be restricted from freely converting the Renminbi to other currencies in a timely manner.

At the present time, the RMB is not a freely convertible currency.  We receive all of our revenue in RMB, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC.  Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”).  “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered “current account transactions.”  Other non-current account items, known as “capital account” items, remain subject to SAFE approval.  Under current regulations, we can obtain foreign currency in exchange for RMB from swap centers authorized by the government.  While we do not anticipate problems in obtaining foreign currency to satisfy our requirements; however, no assurance can be given that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting RMB in a timely manner.

Our PRC subsidiary is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries in the PRC. As a result of our holding company structure, we rely primarily on dividend payments from our subsidiaries.  However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary in PRC is also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of foreign currency out of the PRC. We receive all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

Further, the PRC government may also restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

Fluctuations in the exchange rate could have an adverse effect upon our business and reported financial results.

We conduct our business in Renminbi (“RMB”), thus our functional currency is the RMB, while our reporting currency is the U.S. dollar.  The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the RMB against the U.S. dollar between 2005 and 2008. However, the PRC government decided to repeg the RMB to U.S.dollars in response to the financial crisis in 2008.  On June 19, 2010, China ended the pegging of the RMB to the U.S.dollar, allowing for a greater flexibility of its exchange rate.  There remains significant international pressure on the significant appreciation of the RMB against the U.S. dollar.  To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Changes in PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy.

In 2005, SAFE promulgated regulations which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC legal person resident and/or natural person resident. The SAFE regulations require that if an offshore company formed by or controlled by PRC legal person resident and/or natural person resident, whether directly or indirectly, intends to acquire a PRC company, such acquisition shall be subject to strict examination and registration with SAFE. Without such registration, the PRC entity cannot remit any of its profits out of the PRC, whether as dividends or otherwise.  As such, the failure by our shareholders who are PRC residents to make any required applications, filings or registrations pursuant to such SAFE regulations may prevent us from being able to distribute profits and could expose us, as well as our PRC resident shareholders to liability under PRC law.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

We intend to adopt an employee stock option plan and we may adopt other equity incentive plan and make stock option grants under these plans to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (2001), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises (“WFOE”) may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, a WFOE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiary in China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiary are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.  In addition, under current PRC law, we must retain a reserve equal to 10 percent of net income after taxes each year, with the total amount of the reserve not to exceed 50 percent of registered capital.  Accordingly, this reserve will not be available to be distributed as dividends to our shareholders.  We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

As all of our operations and personnel are in the PRC, we may have difficulty establishing adequate western style management, legal and financial controls.

The PRC historically has been deficient in western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, and especially given that we expect to be a publicly listed company in U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  We may have difficulty establishing adequate management, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

Because our principal assets are located outside of the United States and most of our directors and officers reside outside of the United States, it may be difficult for an investor to enforce any right founded on U.S. Federal Securities Laws against us and/or our officers and directors, or to enforce a judgment rendered by a United States court against us or our officers and directors.

Our operation and principle assets are located in the PRC, and most of our officers and directors are non-residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against us or our officers and/or directors. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise.  Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders compared to shareholders of a corporation doing business entirely within the United States.

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Because all of our assets are located in the PRC, they may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy laws.

New labor laws in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

        We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Certain of our customers are PRC government entities and our dealings with them are likely to be considered to be with government officials for these purposes. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We could suffer severe penalties if our employees or other agents were found to have engaged in such practices

 Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

Under the PRC EIT Law, we may be classified as a “resident enterprise” of the PRC. Such classification could result in PRC tax consequences to us and our non-PRC resident enterprise shareholders.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China.  Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine we are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25 percent on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we are treated as a “qualified resident enterprise,” all dividends that we receive from Xianguang (assuming such dividends are considered sourced within the PRC) should be exempt from PRC tax. If we are treated as a “non-resident enterprise” under the EIT Law, then dividends that we receive from Xianguang (assuming such dividends are considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Any such tax on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10 percent PRC tax is imposed on dividends we pay to our institutional, but not individual, investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our common stock, if such income is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor who indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in a PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5 percent or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer.  The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Risks Related to our Common Stock and this Offering

Our Chairman of the Board and President and his affiliates control us through their stock ownership and their interests may differ from other shareholders.

Mr. Kuizhong Cai, our President and Chairman of our Board of Directors, Mr. Yuan Lin, our Chief Executive Officer, Mr.Zhiming Jiang and Mr. Weiheng Cai will beneficially own approximately an aggregate of 76.2% of our issued and outstanding common stock after the sale of the shares offered pursuant to this offering and the conversion of the Convertible Notes.  As a result, they have the ability to influence the outcome of shareholder votes on various matters, including the election of directors, as well as extraordinary corporate transactions such as business combinations.  The interest of these individuals may differ from those of minority shareholders and no assurance can be given that such directors will act in the best interest of the Company or of the minority shareholders.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification of our directors, officers and employees under Delaware law may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contain provisions which eliminate the liability of our directors for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Delaware. We may also provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

Because of our cash requirements as well as potential government restrictions, we may be unable to pay dividends.

The payment of dividends to our shareholders would require payment of dividends to us by our PRC subsidiary and controlled company.  This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the United States.  Although our subsidiary, Xiangguang, is classified as a wholly-owned foreign enterprise under PRC law and is thus permitted to declare dividends and repatriate our funds to the Delaware parent company in the United States, any change in this status or the regulations permitting such repatriation could prevent it from doing so.  Any inability to repatriate funds to us as the Delaware parent company would in turn prevent payments of dividends to our shareholders.

We will incur increased costs as a public company which may affect our profitability.

Prior to this offering, Huanjiang Jintai operated as a private company in China.  As a public company, we, and consequently, Huanjiang Jintai, will incur significant legal, accounting and other expenses that it did not incur as a private company.  We will be subject to the SEC’s rules and regulations relating to public disclosure.  SEC disclosures generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, required changes in corporate governance practices of public companies.  We expect that to undertake compliance with these new rules and regulations we will significantly increase our legal and financial compliance costs and some activities will be more time-consuming and costly.  For example, we anticipate that we will be required to maintain independent board committees and adopt policies regarding internal controls and disclosure controls and procedures.  Management may need to increase compensation for senior executive officers, engage senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company.  Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

Generally, we have not paid any cash dividends to our shareholders and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide or may be unable to pay any dividends.  At the present time, we intend to retain all earnings for our operations.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the next twelve (12) months.  We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit.  The sale of additional equity securities could result in additional dilution to our shareholders.  Incurring indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The potential sale, either pursuant to this registration statement or Rule 144, of a significant number of the Shares may decrease the price for such shares and encourage short sales by third parties.

Actual sales, or the prospect of sales by our shareholders pursuant to this prospectus or under Rule 144, may have a negative effect on the market price of the shares of our common stock.  We may also register certain shares of our common stock in the future or those reserved for issuance under our stock option plans.  Once such shares are registered, they can be freely sold in the public market upon exercise of the options.  At any given time, if any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

The presence of short sellers in our common stock may further depress the price of our common stock.  If a significant number of shares of our common stock are sold, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered securities pursuant to a prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	liquidity of the market for the shares;

•	actual or anticipated fluctuations in quarterly operating results;

•	sales of substantial amounts of our common stock, or the perception that such sales might occur;

•	changes in financial estimates by securities research analysts;

•	conditions in the PRC and international non-ferrous metal markets;

•	changes in the economic performance or market valuations of other companies in the industry;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation;

•	our dividend policy; and

•	general economic or political conditions in China.

Our operating results may fall below the expectations of our investors and that of securities analysts.  In this event, the market price of our common stock would likely be materially adversely affected and the value of your investment may decline.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We intend to apply to have our common stock listed on the NYSE Amex Equities.  Our common stock may be “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broad or active public trading market for our common stock will develop or be sustained.

Our management will have broad discretion over the use of the net proceeds from this offering and may not obtain a favorable return on the use of these proceeds.

Our management will have broad discretion in determining how to apply the net proceeds from this offering and may spend the proceeds in a manner that our stockholders may not deem desirable. We currently intend to use the net proceeds that we will receive from this offering to improve our existing mine, explore certain exploration properties, construction of mining machinery and for certain expenses. We cannot assure you that these uses or any other use of the net proceeds of this offering will yield favorable returns or results. See “Use of Proceeds.”

Provisions in our Certificate of Incorporation and By-laws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and director nominations;

•	the inability of stockholders to act by written consent or to call special meetings;

•	the ability of our board of directors to make, alter or repeal our by-laws; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $26,500,000, at an assumed public offering price of $5.000 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds as follows:

•
Approximately $2,000,000 for existing mine safety improvements, expansion and rehabilitation.  We shall rehabilitate up to four (4) channels or tunnels into the Ore Mine and improve current ventilation, drainage and slagging shaft.  The improvements should improve our working environment and increase operating efficiencies;

•
Approximately $6,000,000 to explore and develop our existing Exploration Rights Properties.  Our goal is to become a leading fully integrated developer and operator in our province.  This capital injection should accelerate our initiatives into meeting this objective; and

•
Approximately $17,000,000 for plant expansion and new construction.  $3,000,000 shall immediately be utilized to expand production capacity and construct a new concentrator to include additional ores; and the remaining $14,000,000 is designated to construct a new smelter facility and the technological developments associated with this construction endeavor.

The remaining  $1,500,000 will be held in a trust set up with Bank of America, to be used solely as payment of expenses related to the Company being a public company.

In addition, we intend to use certain portion of the proceeds for working capital and general corporate purpose.

If we receive the additional net proceeds from the exercise of the over-allotment option, we anticipate that such additional funds would be used for additional mergers and acquisitions with companies that we deem will be contribute to our growth as a company, and which are in line with our long term strategies.

We have undertaken that an amount equal to five percent (5%) of the amount raised in this offering, net of offering expenses and the underwriter’s fees and expenses, shall be placed in the trust set up with Bank of America (the “Trust”) for a period of twelve (12) months.  The amount in such Trust will be replenished on an as needed basis and will be held in the name of the Company, to be released solely as payment for expenses related to the Company being a public company.  Our management and officers will not be entitled to procure funds from the Trust for any other purpose. The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rates of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, are being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us as listed on the cover page of this prospectus remains the same.

DIVIDEND POLICY

Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than through our subsidiaries.  As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiaries.  PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Our inability to receive all of the revenues from our PRC subsidiaries' operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.  The declaration of dividends, if any, will be subject to the discretion of our board of directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

CAPITALIZATION

The following table summarizes our capitalization as of March 31, 2010

•	on an actual basis;

•	on an adjusted basis to reflect the following:

o
our receipt of estimated net proceeds from the sale of 6,000,000 shares of common stock (excluding the 900,000 shares of common stock which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an offering price of $[    ] per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses; and

o	the conversion of the Convertible Notes sold to Ms. Liwen Hu and Mr. Haibin Zhong, the Selling Stockholders, at $5.00 per share.

You should read this table in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Summary Consolidated Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2010 (1)
	Actual	As Adjusted
Cash and cash equivelents:	$6,355,927	$
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,000,000 shares outstanding at March 31, 2010(1) actual and 42,000,000 shares outstanding as adjusted
Paid-in capital	241,628
Statutory reserves	144,882
Accumulated other comprehensive income	1,340,189
Retained earnings	32,448,701
Total stockholders’ equity	34,175,400

(1)	The table above excludes, as of March 31, 2010, shares of common stock issuable upon the conversion of the Convertible Notes and the exercise of the Selling Stockholders’ Warrants.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the initial public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Pro forma net tangible book value represents the amount of our total tangible assets reduced by our total liabilities after giving effect to the sale of 6,000,000 shares of common stock in this offering. Tangible assets equal our total assets less goodwill and intangible assets.  Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding after giving effect to the issuance of 4,000,000 shares issuable upon conversion of the Convertible Notes.  Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2010. As of March 31, 2010, our pro forma net tangible book value was $34.2 million and our pro forma net tangible book value per share was $5.70.

Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of Shares in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of all the Shares being sold pursuant to this offering at the offering price of $5.00 per share (the mid-point of the price range for this offering) and after deducting underwriting discount and commission estimated offering expenses payable by us in the amount of $400,000, our net tangible book value would be approximately $33.8 million, or $5.63 per share of common stock. This represents an immediate [increase/decrease] in net tangible book value of $0.07 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $_____ per share to new investors purchasing the Shares in this offering.

The following table illustrates this per share dilution:

	As of March 31, 2010	As Adjusted
Public offering price per share of common stock		$5.00
Net tangible book value per common share as of March 31, 2010	$34,175,400
Increase in net tangible book value per share attributable to existing stockholders
Net tangible book value per share as adjusted after this offering
Dilution per share to new investors

The information above is as of March 31, 2010 and excludes shares of our common stock issuable upon the conversion of the Convertible Notes and the exercise of the Selling Stockholders’ Warrants issued by Jintai Mining Group, Inc. to the the Selling Stockholders in August, 2010.

Our adjusted pro forma net tangible book value after the offering, and the dilution to new investors in the offering, will change from the amounts shown above if the underwriter’ over-allotment option is exercised.

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our adjusted pro forma net tangible book value per share after this offering by approximately [$   ], and dilution per share to new investors by approximately $[   ], after deducting the underwriting discount and estimated offering expenses payable by us.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are received and denominated in RMB. Capital accounts of our consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of the balance sheet date.  Income and expenditures are translated at the average exchange rate of the period.  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended March 31	March 31 (1)	Yearly Average (2)

2007	7.019	7.4571
2008	6.8359	6.8667
2009	6.8263	6.8288
2010 (through [ ], 2010)

(1)	The exchange rates reflect the noon buying rates as reported by the China Foreign Exchange Trade System and National Inter-bank Funding Center.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected financial data should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” appearing elsewhere in this prospectus.  The selected financial data in this section are not intended to replace our financial statements and the related notes.  Our historical results are not necessarily indicative of our future results.

The selected statement of operations data for the years ended March 31 2009 and March 31 2010, and the selected balance sheet data as of March 31, 2009 and 2010 are derived from our audited financial statements appearing elsewhere in this prospectus.  The pro forma basic and diluted net loss per common share data are computed using the weighted-average number of shares of common stock outstanding, after giving effect to the conversion (using the as if-converted method) of all shares of our convertible preferred stock and the convertible notes payable into common stock.

	Year ended	Year ended
	March 31, 2010	March 31, 2009

Revenues
Sales	$35,027,568	$23,765,415
Cost of sales	18,430,646	15,273,882
Gross profit	16,596,922	8,491,533

Operating expenses
Selling and marketing	274,965	232,602
General and administrative	1,267,649	1,117,274
Total operating expenses	1,542,614	1,349,876

Other operating income	-	14,563

Income from continuing operations	15,054,308	7,156,220

Other income (expenses)
Other Income	11,715	254
Other expenses	(343)	(72,060)
Total other income (loss)	11,372	(71,806)

Income before income tax provision	15,065,680	7,084,414

Provision for income taxes	2,283,890	579,412

Net income	12,781,790	6,505,002

Other comprehensive income
Foreign currency translation gain	34,697	415,676
	.	.
Comprehensive income (loss)	$12,816,487	$6,920,678

Balance Sheet Data:
	As of March 31, 2010	As of March 31, 2009
Cash and cash equivalents	$6,355,927	$54,179,112
Working capital	16,208,372	5,379,671
Total assets	39,541,561	32,385,576
Retained earnings	32,448,701	19,657,524
Total Stockholders’ Equity	34,175,400	21,349,526
Total Liabilities and Stocholders’ Equity	39,541,561	12,385,576

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

The following management’s discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this item. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “may”, “will”, “could”, “expect”, “anticipate”, “intend”, “believe”, “estimate”, “plan”, “predict”, and similar terms or terminology, or the negative of such terms or other comparable terminology. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. See “Exchange Rate Information” section below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into U.S. Dollars (“USD”) at various pertinent dates and for pertinent periods.

RESULTS OF OPERATIONS - YEAR ENDED MARCH 31, 2010 AS COMPARED TO YEAR ENDED MARCH 31, 2009

Revenues

Net revenues for the year ended March 31, 2010 were $ 35 million, representing a $11.2 million or 47% increase compared to $23.8 million in 2009. The increase in net revenues is mainly attributable to the increase in our profit margin. A more detailed description of the factors that attributed to an increase in our profit margin can be found below the paragraph “Gross Profit and Gross Profit Margin”

Cost of Goods Sold

Cost of goods sold in 2010 and 2009 was $18.4 million and $15.3 million respectively.  The cost of goods sold in year 2010 showed an increase of  $3.1 million, or 20%.

 Gross Profit and Gross Profit Margin

For the year ended March 31, 2010, gross profit was $16.60 million, representing an increase of approximately 96% as compared to $8.49 million in 2009. Such increase was mainly attributable to an increase in our overall profit margin resulting from an adjustment in our business strategy wherein we redirected our focus on the sale of our tailings.  Such strategy resulted in higher gross profit and lower extracting and smelting costs. In addition, during the fiscal year 2009, our transportation tunnels were under upscale and expansion which had affected the output of our raw ores.  In addition, the global financial crisis affected the overall market price for zinc and lead.  As such, in 2010, we temporarily discontinued the sale of zinc calcine, zinc dust and sand, sulfuric acid, zinc oxide, lead and zinc concentrates and pyrites.  Instead, we imported raw ores and primarily focused on the sale of our tailings as a main revenue driver. The gross profit margin of the tailings was relatively high and we were able to minimize our extraction and smelting costs and thus profit margin had increased.

General and Administrative Expenses

General and administrative expenses increased by approximately 13% or $0.15 million to $ 1.27 million in 2010 from $1.12 million in 2009. The increase in general and administrative expenses was primarily due to an increase in employee salaries, paid bonuses, benefits and administrative costs.

Foreign Currency Translation Adjustment

The accompanying financial statements are presented in U.S. Dollars. The Company's functional currency is the Renminbi (“RMB”) of the PRC.  The financial statements are translated into U.S. Dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.  For the fiscal year ended March 31, 2010, we recognized a foreign currency translation gain of $34,679.  For the three months ended March 31, 2009, we recognized a foreign currency translation gain of $415,676.

Net Income

Net income for the year ended March 31, 2010 was $12.78 million, an increase of 96% or $6.27 million compared to $6.51 million for 2009.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents were $6.36 million as of March 31, 2010, an increase of $2.18 million as compared to the balance of $4.18 million as of March 31, 2009. The increase in cash position was mainly due to a reduction in investment spending. Net Income in 2010 has increased and investments have decreased.  As a result, the overall effect on cash and cash equivalents has increased by approximately $2.18 million as compared to the balance in 2009.  There was a $16.75 million reduction in investment spending compared to 2009 when $17.1 million was spent on plants, properties and equipments purchases. On the other hand, there was an increase in operating cash flow compared to 2009, the increase was mainly due to the re-classification of accounts payable and other receivables recovery.

Net cash provided by operating activities for the year ended March 31, 2010 was $2 million, as compared to $19.8 million used for the year ended March 31, 2009. The decrease in net cash provided by operating activities was mainly due to an aggregate increase of approximately $1,500,000 in accounts receivable, other receivable, amounts paid in advance and deposits in 2010.  Accounts payable has also increased by $13,894,212 compared to 2009.  The overall effect was a decrease in the net cash in operating activities.

Net cash used in investing activities was $0.32 million for the year ended March 31, 2010, as compared to $17.8 million used for the year end March 31, 2009. The decrease was mainly due to a recovery of $2,196,582 in short-term investment in 2010, a decrease of $10,955,469 in purchase of property, land and equipment and a decrease of $1,413,666 in construction in progress (technical reform and upgrade on transportation tunnels). As a result, the net cash in investment activities has decreased in 2010.

Net cash provided by financing activities for the year ended March 31, 2010 was $0.44 million compared to $0.88 million for the same period in 2009. The decrease was mainly due to a repayment of loans.

We incurred net operating profit of approximately $15.1 million and $7.1 million during the years ended March 31, 2010 and 2009, respectively.

In August 2010, the Selling Stockholders, Ms. Liwen Hu and Mr. Haibin Zhong, purchased Convertible Notes from us bearing an interest rate of 3% per annum and were issued an aggregate of 800,000 warrants to purchase shares of our common stock (“Selling Stockholders’ Warrants”).

Upon the effectiveness of this registration statement, the Convertible Notes shall automatically be converted into fully paid and non-assessable shares of our common stock at a conversion price equal to the offering price for the common stock offered herein.  The Selling Stockholders’ Warrants are exercisable at a purchase price equal to 110% of the offering price.  In the event that the offering does not occur within ninety (90) days from the date of issuance of the Selling Stockholders’ Warrants, the exercise price shall be five dollars and five cents ($5.50) per share.

As of August 11, 2010, we have obtained gross proceeds of $10,000,000 from issuance of the Convertible Notes. We will obtain the gross proceeds of $10,000,000 in the very near future before effective date of this prospectus. We obtained aggregate gross proceeds of $20,000,000 from the issuance of the Convertible Notes.   We intend to use  (a) $2,500,000 from the gross proceeds for the expansion and improvement of our Ore Mine through the rehabilitation of up to four (4) transportation tunnels into the Ore Mine and the improvement of its current ventilation, drainage and slagging shaft; (b) $10,000,000 for the construction of a new concentrator to process the increased amount of ores produced upon expansion and improvement of the Ore Mine; (c) $4,500,000 for the completion of upgrade and expansion of the Jintai Duchuan smelter with zinc oxide production lines to double its annual output capacity; and (d) $3,000,000 for the exploration of the Exploration Rights Properties.   We paid $300,000 to our placement agent, Maxim Group, LLC, as commission and corporate finance fees, for the sale of the Convertible Notes.

Environmental Considerations

The Company’s mining and exploration activities are subject to various PRC laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company’s mining operations are subject to “Natural Resource Compensation Charges”, but the charging rate varies in different cities in the PRC. In September 2009, $268,767 was paid to the local counterparts of Ministry of Environment Protection as environment restoration deposit. The full amount will be refunded when we fully restore the environment after completion of our mining activities.

Off Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimates are made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the financial statements.

We believe that the following critical accounting policies reflect the significant estimates and assumptions which are used in the preparation of the consolidated financial statements and affect our financial condition and results of operations.

Contractual Arrangements

Chinese laws currently restrict foreign equity ownership in certain kinds of mining extraction operations.  To be in compliance with the relevant Chinese laws with regard to foreign equity ownership restrictions, neither we nor our subsidiaries own any equity interest in Huanjiang Jintai.  Instead, we control and receive the economic benefits of Huanjiang Jintai’s business operation through a series of contractual arrangements.

Xiangguang, Huanjiang Jintai and its shareholders entered into a series of contractual arrangements, also known as VIE agreements on August 11, 2010.  As of August 11, 2010, Xiangguang has obtained certain PRC government approval for its establishment, but has not yet received its business license, therefore, the VIE agreements will not be effective until Xiangguang obtains its business license from the appropriate PRC government authority. It is anticipated Xiangguang will receive its business license in the very near future.  The VIE agreements are designed to provide Xiangguang with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Huanjiang Jintai, including absolute control rights and the rights to the assets, property and revenue of Huanjiang Jintai.  Based on a legal opinion issued by PRC counsel to Xiangguang, after Xianggang obtains its business license from the appropriate PRC government authority, the VIE agreements shall become effective and constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC.

The contractual arrangements between Xiangguang and Huanjiang Jintai are set forth in the following agreements:

Foreign currency translation

[The reporting currency of the Company is United States Dollars. All assets and liabilities accounts have been translated into United States Dollars using the current exchange rate at the balance sheet date.  Capital stock is recorded at historical rates. Revenue and expenses are translated using the average exchange rate in the year.  The resulting gain and loss has been reported as other comprehensive income (loss) within the shareholder’s equity. ] [ Jintai, please confirm]

Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported.  Actual results may differ from these estimates. On an ongoing basis, management reviews estimates. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Land, plant and equipment, mining right, and exploration right

Mining rights, exploration rights, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Mining right	5 years	0%
Exploration right	1 year	0%
Plant and machinery	20 years	3%
Furniture, fixture and equipment	10 years	5%
Office equipment	5 years	5%

Expenditure for maintenance and repairs is expensed as incurred.

Exploration rights are permits to explore the ore capacity underground but without the actual mining  right. Application fees and other expenses related to exploration activities are expensed when occurred.

Impairment of long-lived assets

In accordance with guidance issued by the FASB, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Recently issued accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about post-retirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operation.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162” (also issued as Accounting Standards Update “ASU” No. 2009-01). This standard establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASU No. 2009-5 had no impact on the results of operations or the financial position of the Company.

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the results of operations or financial position of the Company.

In May 2009, the FASB issued a new accounting standard (FASB ASC 855-10) on subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This accounting standard establishes: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This accounting standard also requires disclosure of the date through which an entity has evaluated subsequent events. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operation.

In April 2009, the FASB issued FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, (FASB ASC 320-10-65), which amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This Staff Position was effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this statement did not have an impact on the results of operations or the financial position of the Company.

Subsequent Event

On April 28, 2010 Jintai Mining Co., Limited, a Hong Kong Limited Company, was formed.   Jintai Mining Co. Ltd. is an entity which holds the equity interest in the Chinese subsidiary.

On June 14, 2010 Jintai Mining Group Inc. was formed and incorporated in the state of Delaware. Jintai Mining Group Inc. is the holding company of Jintai HK and is the SEC reporting entity.

On August 3, 2010, Jintai Mining Group Inc. and Jintai Mining Co. Ltd, and its shareholders, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai entered into a Share Exchange Agreement (“Share Exchange”) in which Jintai Mining Group Inc. acquired all the capital stock of Jintai Mining Co. Ltd.  As a result of the Share Exchange, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai became shareholders of Jintai Mining Group Inc., holding 24,000,000, 3,200,000, 1,600,000, and 3,200,000 shares of common stock, respectively, of Jintai Mining Group Inc.  Jintai Mining Co. Ltd became a wholly owned subsidiary of Jintai Mining Group Inc.

It is anticipated that in very near future, Guangzhou Xiangguang Corporate Management Limited, a wholly owned subsidiary of Jintai Mining Co, Limited., will obtain all the necessary PRC government approval to start its operations  in Guangzhou, PRC.  Guangzhou Xiangguang Corporate Management Limited will be VIE beneficiary of the operating entity, Huanjiang Jintai Mining Co., Limited.

On August 11, Xiangguang, Huanjiang Jintai and its shareholders entered into a series of contractual arrangements, also known as VIE agreements, although the VIE agreements will not be effective until Xiangguang obtains its business license from the appropriate government authority.

In August 2010, the Selling Stockholders, Ms. Liwen Hu and Mr. Haibin Zhong, purchased the Convertible Notes from us and were issued an aggregate of 800,000 Selling Stockholders’ Warrants.  As of August 11, 2010, we obtained gross proceeds of $10,000,000 from the issuance of the Convertible Notes. We will obtain the proceeds of $10,000,000 in the near future before effective date of this prospectus.

Upon the effectiveness of this registration statement, the Convertible Notes shall automatically be converted into fully paid and non-assessable shares of our common stock at a conversion price equal to the offering price for the common stock offered herein.  The Selling Stockholders’ Warrants are exercisable at a purchase price equal to 110% of the offering price.  In the event that the offering does not occur within ninety (90) days from the date of issuance of the Selling Stockholders’ Warrants, the exercise price shall be four dollars and forty cents ($4.40) per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

We have not had no changes in or disagreements with accountants on accounting and financial disclosure.

INDUSTRY OVERVIEW

Industry Data

                   Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, as well as on a study conducted for us by John T. Boyd Company, Mining and Geological Consultants, who we refer to in this prospectus as JT Boyd. The most recent government data available regarding the mining industry in the PRC are for 2009. Some data are also based on our good faith estimates, which are derived from management's knowledge of the industry and independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

                   Unless otherwise indicated, the market and industry statistical data that we use in the discussion of the zinc and lead industry contained in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Overview of Our Industry" and "Business" have been taken from a report issued by Research In China. We believe that the information and data taken from such report is accurate in all material respects and we have relied upon such for purposes of this prospectus and have not independently verified this data from other third-party sources.

General

Zinc is commonly mined as a co-product with lead, and both these metals have core markets that are growing steadily.  With regards to zinc, its main use is for galvanizing, or the process of coating iron, steel, or aluminum with a thin zinc layer as zinc’s electropositive nature gives these metals added protection against corrosion.   Its by-products, such as zinc calcine, zinc dust and sand, are also used in the manufacturing of a wide variety of industrial products, including zinc oxide and steel.

Lead, being a soft, pliable and highly resistant to corrosion, is most commonly used in the manufacturing of pewter, a malleable metal alloy, traditionally 85-99% tin, with the remainder consisting of copper, antimony, bismuth and lead.   In addition, lead is commonly used in the manufacturing of batteries and petrol.

Overview of Zinc Industry

Based on a report issued by ResearchInChina issued in 2009, the proven zinc resources and reserves worldwide is approximately 1.9 billion tons, most of which is found in Australia, China, Peru, the United States and Kazakhstan. Together, these five countries account for 67.2% of the total global zinc reserves, and their collective reserve base accounts for 70.9% of the global reserve base.

Global Distribution of Zinc Reserves (Unit:10000 tons)
Country	Reserves	Proportion to the Global Reserves Percentage	Reserve Base	Proportion to the Global Reserves Base Percentage
Australia	4200	23.3%	10000	20.8%
China	3300	18.3%	9200	19.2%
Peru	1800	10.0%	2300	4.8%
United States	1400	7.8%	9000	18.8%
Kazakhstan	1400	7.8%	3500	7.3%
Canada	500	2.8%	3000	6.3%
Mexico	700	3.9%	2500	5.2%
Others	4900	27.2%	8700	18.1%
TOTAL	18000	100%	48000	100%

Global zinc reserves decreased by 10 million tons from 1998 to 2008, while the zinc reserve base rose by 30 million tons. Between 1998 to 2008, zinc-lead mines throughout the world produced 36.36 million tons of metallic lead and 105.65 million tons of metallic zinc.

China Zinc and Lead Reserves

Due to its vast zinc and lead resources, a significant number of zinc and lead mines and processing plants have developed in China.  While zinc-lead resources may be found throughout the country, a majority of these resources are concentrated within the western and middle areas of China.  In 2008, it was reported that there were 27 provinces and areas within China wherein zinc-lead ores were explored.  However, only 6 of the 27 provinces contained zinc and lead reserves of more than 8 million tons:  (i) Yunnan Province- 26.63 million tons; (ii) Inner Mongolia - 16.10 million tons; (iii) Gansu Province - 11.2 million tons (iv) Guangdong Province- 10.8 million tons; (v) Hunan Province - 8.9 million tons; and (vi) Guangxi Province - 8.8 million tons.  Based on these figures, the 6 provinces accounted for 82.4 million tons of zinc and lead reserves, or 64% of China’s total reserves of 129.6 million tons.

China Zinc and Lead Production

Location of Mines and Processing Plants

Further, a study of the locations of zinc-lead mines within China show that there are five main locations for mining, dressing and smelting and production bases within the country, namely, (i) Northeast; (ii) Hunan; (iii) Guangdong & Guangxi; (iv) Yunnan & Sichuan; and (v) Northwest.   In total, the mines and production plants located in these areas have collectively produced more than 95% of the nation’s total zinc production and 85% of its total lead production in 2008.

Five Lead-Zinc Production Bases

	Available reserves
	(10,000 tons)
Production base	Lead	Zinc	Main mine and plants

Northeast	31.7	95.2
Huludao Zinc Plant (Liaoning Province), Qingchengzi Lead-Zinc mine (Liaoning Province), Bajiazi lead-zinc deposit (Liaoning Province), Chaihe Lead-Zinc mine (Liaoning Province), Huanren Copper-Zinc mine (Liaoning Province), Hongtoushan Copper-Zinc Deposit (Liaoning Province), Xilin Lead-Zinc mine (Heilongjiang Province), Tianbaoshan Lead-Zinc mine (Sichuan Province)

Hunan	246.75	641.84	Shuikoushan Mining Administration, Taolin Lead-Zinc Mine, Huangshaping Lead-Zinc Deposit, Dongpo Lead-Zinc Deposit and Zhuzhou Smelt Factory

Guangdong & Guangxi	594.19	1361.93
Fankou Lead-zinc Deposit, Shaoguan Smelting Plant, Bingcun Lead-Zinc Deposit, Changhua Lead-Zinc Deposit, Dajianshan Lead-Zinc Deposit (Lianping County, Guangdong Province), Siding Lead-Zinc Mine (Guanxi Province), Daxin Lead-Zinc Mine (Guangxi Province), Heshan Lead-Zinc Mine (Guangxi Province), Liuzhou Zinc Products Factory, Dachang Mining Administration

Yunnan & Sichuan	609.71	2053.20	Huize Lead-Zinc Mine (Yunnan), Lancang Laochang Lead-Zinc Mine (Yunnan), Kunming Smelt Factory, Jijie Smelt Factory of Gejiu City, Yunnan, Huidong Lead-Zinc Mine, Kuili Lead-Zinc Mine

Northwest	621.48	1382.57	Baiyin Non-ferrous Metal Co., Ltd (Gansu Province), Erlihe Lead-Zinc deposit (Shaanxi Province), Xitieshan Mining Administration of Qinghai

China Zinc Production

The production of zinc ore and refined zinc within China accounts for one-third of the world’s total production.  In 2007, China produced approximately 3,748,600 tons of refined zinc and 2,604,000 tons of zinc ore.

While the 2008 global financial crisis had the effect of reducing the overall demand for zinc and its by-products, China still increased its overall production to 3,910,000 tons of refined zinc and 3,126,600 tons of zinc ore during the year 2008.   Such level of production continues to be consistent from year-to-year and it is estimated that between January and October of 2009, China produced approximately 3,520,000 tons of refined zinc.  However, due to the declining price in zinc internationally, the production of zinc ore decreased to 2,440,000 tons between January to October 2009.

China Lead Production

China has also become the lead producer of refined lead and lead ore.  In 2007, China produced approximately 2,717,500 tons of refined lead and 917,600 tons of lead ore.  Between 2006 and 2008, the refined lead production in China continued to grow.  However, lead ore production decreased and there was a relatively large gap between the production of refined lead and lead ore during such years.

During the 2008 global financial crisis, China increased its production of both refined lead and lead ore.  Between the months of January and October of 2009, China produced approximately 3,160,000 tons of refined lead and 1,260,000 tons of lead ore.

China Zinc and Lead Consumption

According to statistics, China’s zinc consumption in 2008 was roughly 3.7 million tons.  Of this amount, consumption by the zinc plating industry accounted for approximately 47%, while die casting alloy is accountable for approximately 22%, brass-15% and oxide-14%.

China’s consumption of lead is driven mostly by the lead acid storage battery, lead oxide, and lead alloy industries.  China’s lead production growth is mostly attributable to the lead acid storage battery industry, as it consumes roughly 75% of the lead produced throughout China.  Lead oxide, on the other hand, accounts for 13%, while lead alloy accounts for 6%.

DESCRIPTION OF BUSINESS

General

We are an emerging vertically integrated mining company operating in the Guangxi Province of the People’s Republic of China (“PRC”); however we are incorporated in the State of Delaware.  Our business is engaged in exploration, mining, leaching, smelting and other processing operations of primarily zinc and lead. Through our wholly-owned subsidiary, Jintai Mining Co, Limited (“Jintai HK”), a Hong-Kong limited liability company, we own other subsidiaries, Guangzhou Xiangguang Corporate Management Co. Ltd (“Xiangguang”), and Huanjiang Jintai Mining Company Limited (“Huanjiang Jintai”). Huangiang Jintai owns and operates an ore mine in an area measuring approximately 2.83 square kilometers (“the Ore Mine”) and owns the exploration rights to an additional 21.58 square kilometers (“Exploration Right Properties”) of very limited production or non-producing properties.  Huanjiang Jintai sells the refined zinc and lead based products such as zinc calcine, zinc dust, sand, sulfuric acid and other variations.  We believe our well rounded platform offers competitive advantages including: a unique exploration environment, high grade ore and potential reserves, low cost production, long term power contracts and government support.  For the fiscal year ended March 31, 2010, we generated approximately $35.02 million of revenue with approximately 30% pre-tax margins.

Business Strategy

We will seek to implement numerous strategies to expand the size of our Company and continue efficient operating advantages.  Our strategies include:

Expanding the Existing Ore Mine - our strategy is aimed at efficiently increasing production of our existing mine through the upgrade and improvement of up to four (4) transportation channels or tunnels into the Ore Mine.  At present, the Ore Mine has widely scattered working sites or portals and therefore it has not reached maximum production capacity.

Survey and develop additional mines in our Exploration Rights Properties - we have mapped out a systematic approach to acquire sufficient geological and assay data to have a reasonable estimate of resources in our Shangchao lead deposit, Changchao-Guanshan lead deposit, and Dongjian lead-zinc deposit.

Increase vertical integration of our value chain to include zinc-oxide and facility expansion - our current annual output capacity of 25,000 metric tons can be doubled to 50,000 metric tons.  The increased output shall potentially be used to produce zinc-oxide, which has greater margins than zinc calcine. We intend to complete the upgrading and expansion of our Jintai Duchuan Smelter facility with zinc-oxide production lines. Lastly, we intend to further improve our margins by adding a new concentrator to increase ore output to annual capacity of 450,000 tons of run-of-mine ore.

Acquisition Opportunities - We shall also customarily review other potential development and production oriented acquisitions in the similar geographic concentration of our existing properties.  By leveraging our expertise and knowledge of certain markets, increased facility expansion plans, and improved capital structure, we intend to grow our market share in the Chinese market.  To a lesser extent, we may seek other properties outside the zinc-lead campaign.  At this time, we have no agreements to acquire any other entities or properties.

Historically, we have maintained a strong relationship with our local government and provincial government.  We believe the relationship is strong and mutually beneficial.  Further, we are not aware of any current problems or why this favorable relationship would not continue over the foreseeable future.  We believe the intended capital raise and the expansion and development of existing and new properties will only improve our relationship with the government.

The potential funding from our anticipated initial public offering should accelerate our business strategy. We anticipate that our corporate planning and business initiatives will be achieved within 18 months of completing this offering.  Current cash flow from internally generated sources is capable of supporting our growth plans, but it would take significantly longer to reach our objectives. Our goal is to evolve from an emerging diversified mining company to a leading fully integrated mining entity. A more detailed description of our business and strategy is located in the “Description of Business” section.

Production and Demand of Zinc and Lead in China

According to _____________, China is one of the world's largest zinc and lead producers, with overall production of approximately [____] metric tons of zinc and lead products in 2009.  Despite the global financial crisis which affected the zinc and lead markets in Euro-American countries, China’s production of lead concentrate and lead ore continued to grow in 2009, with total production of 3,159,400 metric tons of refined lead from January to October 2009, up 19.4% from the previous year.  Its production of lead ore during the same period amounted to 1,264,800 metric tons, up 13.5% from the previous period.  In January to October 2009, China’s total production of refined zinc was 3,518,200 metric tons.

The increase in production of zinc and lead in China is attributed to the increase in demand for such products. The rise of importation of zinc and lead into China in the second half of the year 2009 also shows the strong demand for zinc and lead in the Chinese market.

Refined zinc and lead based products usage

As a non-renewable resource, refined zinc and lead based products and by-products have a wider range of applications. They are mainly used in the steel, automobile, building, shipping, lighting and chemical industries.  Refined zinc is the main feedstock for Zinc Oxide, which is a critical raw material for rubber, paints, ceramics, coating, petroleum, medicine and electronic industries.

Our Mining and Processing Operations

Ore Mine Operations

On December 12, 2009, we were granted a renewable mining license over the Ore Mine, known as the Shangchao Lead-Zinc Ore Mine.  The current mining license is valid until December 2018. Our principal activities in such mine are conducted in two areas:  mining and ore processing.

The production cycle of our ore mining activities is summarized as follows: Drill and Blast —+ Ventilation —+ Ore Drawing Scaling/Roof Inspection.

Our mining activities at the Ore Mine are as follows:

Our ore processing activities are considered to be the second stage in our mining operation.

Ore processing entails the physical extraction of ore from our mine, which is then converted into nonferrous metals concentrates, known as zinc and lead concentrates and then processed into our final product.  In order to produce the zinc and lead concentrates, we segregate the usable components of ores from waste rock through physical (such as magnetic separation) or chemical methods, or a combination of the two.  Thereafter, usable metal ores are transported to one of our three principal processing facilities, known as (a) the Yagang concentrator; (b) the Xingda concentrator; and (c) the Duchuan smelter facility; for the production of our finished products.  At these processing facilities, we process the following main products:  zinc calcine, zinc dust and sand, electrically collected zinc dust, sulfuric acid, zinc oxide, zinc and lead concentrate and pyrite.  For a more detailed discussion on our processing facilities, please see the sub-heading entitled “Our Property - Processing Facilities” beginning on page ___ hereof.

The overall processing activities are as following:

General Flow Chart of Processing

The below flow chart shows how we process lead from the zinc-lead concentrate:

Flow chart of lead processing

The flow chart below shows how we process zinc from the zinc-lead concentrate:

Flow chart of zinc processing

The below flow chart shows how we produce zinc calcine, zinc dust and sand and sulfuric acid in our smelter.

Metallurgical Refinery Production Flow Sheet

Our Exploration activities in the Exploration Rights Properties

Huanjiang Jintai was granted three exploration licenses to explore the Exploration Rights Properties, known as the (a) Shangchao-Gangshan Lead Ore Deposit; (b) the Shangchao Lead Ore Deposit; and (c) the Dongjiang Zinc Ore Deposit.  We believe that the Exploration Rights Properties, which are described below in more detail, contain zinc, lead and iron.

Location of Mine	Metallic Element	Area (in square kilometers)	Term of license

Shangchao-Gangshan lead ore deposit (上朝—钢山铅矿)	Pb, Zn, FeS2	0.64	Two year license expiring on September 8, 2011. The license is renewable if the Company shows its intention to continue exploration.

Shangchao lead ore deposit (上朝铅矿)	Pb, Zn, FeS2	10.30	One year license expiring on November 2, 2011. The license is renewable if the Company shows its intention to continue exploration.

Dongjiang zinc ore deposit (洞降锌矿)	Pb, Zn, FeS2	10.64	One year license expiring on November 2, 2011. The license is renewable if the Company shows its intention to continue exploration.

Certain preliminary work has been undertaken on the three Exploration Rights Properties.  A few hydrological drilling have been completed from which limited samples were obtained for assay to ascertain the existence of mineralization. However, additional capital is needed to conduct further exploration activities on the Exploration Rights Properties aiming to obtain Mining Rights.

Our Products

Our main products include zinc calcine, dust and sand and sulfuric acid.  Currently, we also produce and sell electrically collected zinc dust, lead concentrate, zinc concentrate and pyrite but none of these products accounted for more than 5% of our revenue in fiscal years 2010 or 2009.  Despite the fact that zinc and lead are recovered in the Ore Mine and we refer to ourselves as a zinc and lead mining company, lead based products account for an insubstantial portion of our revenue.

Our zinc calcine and zinc dust and sand are important components in the manufacturing of a wide variety of industrial products, including zinc oxide and steel.

Zinc Calcine

Zinc calcine is a micro-granular solid industrial mineral that contains zinc oxide, zinc sulfate and zinc sulfide.  It is used as the raw material for the zinc oxide electrolysis process.  Zinc calcine is classified by the approximate percentage of zinc oxide it contains and the levels of trace impurities.  Zinc calcine with a greater percentage of zinc oxide is deemed to be of a greater quality.  Purity and quality control are important.

We have the ability to produce zinc calcine with especially low impurity content as a result of our precisely controlled production processes.  The intended markets for the zinc calcine we produce are: (i) the steel industry; (ii) the automobile tire and rubber industry; and (iii) the ceramics industry.

At present, our zinc calcine products are sold to a number of zinc smelting companies, including Zhuzhou Smelting Group Co. Ltd., Nandan County Southern Non-ferrous Metal Smelting Co. Ltd. and Liuzhou Hongsheng Chemical Co. Ltd. and constituted an average of 44% of our revenue for the last three years.

Zinc dust and sand

Zinc dust and zinc sand are widely used as the primary raw material for zinc ingots, zinc oxide and other products used in the rubber, paints, ceramics, coating, petroleum, medicine and electronic industry.

Our high-grade zinc dust and zinc sand can be combined with other additives of other industrial minerals and rare earths to create zinc by-products with specific metallurgical characteristics.

Sulfuric acid

A byproduct in the smelting process is sulfur dioxide, which we further process into sulfuric acid. Sulfuric acid is a colorless, odorless, oily and strong mineral acid with a high boiling point which is volatile and soluble in water.  Sulfuric acid is one of the most utilized products in the chemical industry.  Its principal uses include lead-acid batteries for cars and other vehicles, ore processing, fertilizer manufacturing, oil refining, wastewater processing, and chemical synthesis.

Long  Term Business Strategy

As part of our long term strategy, we intend to focus on the activities listed below.  However, no assurance can be given that we will be successful in implementing the strategies discussed below:

Focus on our core businesses by expanding the Ore Mine- We seek to achieve high market penetration by increasing our zinc and lead ore production.  As part of this strategy, we will seek to expand our Ore Mine through the improvement and upgrading of up to four (4) transportation channels or tunnels into the Ore Mine.  At present, the Ore Mine has widely scattered working sites or portals and therefore it has not reached maximum production capacity.  We intend to conduct further ore exploitation in order to increase our output of zinc and lead ores from the Ore Mine.

Improve our profit margin by building a new concentrator - To process the increased ore output after the expansion and improvements to the Ore Mine, we intend to build a new concentrator with an annual beneficiation capacity of 450,000 metric tons of run-of-mine ore.

Further vertically integrate our value chain and improve our profit margin by producing zinc oxide-. We intend to expand our production of zinc calcine from the current annual output capacity of 25,000 metric tons to 50,000 metric tons.  The increased output will be used to produce zinc oxide, which has a higher margin than the zinc calcine.  We intend to complete the upgrading and expansion of the Jintai Duchuan Smelter with zinc-oxide production lines of an estimated annual output capacity of 50,000 metric tons.

Drilling campaign and survey of the Exploration Rights Properties, i.e. Shangchao Lead Deposit, Changchao-Guanshan Lead Deposit, and Dongjiang Lead-Zinc Deposit.  We intend to conduct a drilling campaign to map out a systematic approach to acquire sufficient geologic and assay data to have a reasonable estimate of the resources. Currently, the Company is allocating a minimum amount of resources to developing new properties. This trend will change on this offering has been completed.

Continue Pursuing Strategic Acquisition Opportunities - We intend to evaluate attractive acquisition opportunities for the purpose of increasing our mining and processing capacity and product diversification. We will consider acquisitions or investments that will enable us to leverage our expertise and processing capacity in zinc-lead minerals to grow our market share in the Chinese market, as well as to enable us to sell new products. At this time, we have no agreements to acquire any other entities.

Pricing

The Shanghai Metal Exchange (SHME), a national exchange for non-ferrous metals futures, usually follows the price fluctuation released by the London Metal Exchange. The SHME publishes the “Shanghai Nonferrous Metals Price Index (SMMI)” reflecting the overall market for nonferrous metals and releases the “Spot price in SMMI” covering prices for more than 100 types of nonferrous metal products. As of August 11, 2010, the price of zinc metal is $2508 (RMB 17,055) per ton.

We sell our products using the SMMP spot price as a benchmark with an adjustment reflecting the fluctuation in production and demand and different grade and purity.

Sales and Marketing

We do not utilize any outside marketing staff. We believe that we have maintained long term and good relationships with our customers, who send their orders directly to us. Our in-house sales staff fills these orders based on our actual production ability. We expect these relationships with our customers to continue.

Raw Material and Power Supply

Our Ore Mine is located at Shangchao, Huanjiang County, Guangxi Province, PRC.  This Ore Mine provides us with the zinc and lead ore used in the production and manufacturing of all of our products. We believe, although no assurance can be given, that the Ore Mine will satisfy our short and medium term needs for zinc and lead ore.

The mining equipment and machinery we use are manufactured to our specifications by our suppliers. We source our mining equipment, explosives and machinery mainly from local suppliers.

We believe that we have a cost advantage in most of our long-term power supply contracts. Also we have stable electricity supply as our power suppliers use hydropower to generate sufficient power supply for local industrial users. Our power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates.

Our major power supply contracts are listed in the table below:

Facility	Supplier	Terms	Price structure	Capacity
Shangchao Zinc-lead Mine	Huanxian Power Supply Company	Evergreen	Approximately RMB 0.6 KW-h	2.5 MW firm 85 MW interruptible

Yagang Concentrator	Huanxian Power Supply Company	Evergreen	Approximately RMB 0.6 KW	2.5 MW firm 85 MW interruptible

Xinda Concentrator	Huanxian Power Supply Company	Evergreen	Approximately RMB 0.6 KW	2.5 MW firm 85 MW interruptible

Jintai Duchuan Smelter	Huanxian Power Supply Company	Evergreen	Approximately RMB 0.6 KW	2.5 MW firm 85 MW interruptible

Our Major Customers

All of our customers are located in the PRC.

The following table shows our major customers for our zinc calcine for the years ended March 31, 2007, 2008 and 2009

Number	Customer	Percentage
1	Zhuzhou Smelting Group Co. Ltd.	16.33%
2	Nandan County Southern Non-ferrous Metal Smelting Co. Ltd	14.51%
3	Liuzhou Hongsheng Chemical Co. Ltd	13.36%
TOTAL		44%

The following table shows our major customers for our zinc dust and sand for the years ended March 31, 2007, 2008 and 2009:

Number	Customer	Percentage
1	Zhuzhou Smelting Group Co. Ltd.	90%
2	Shanshuikou Non-ferrous Metal Co. Ltd	10%
TOTAL		100%

The following table shows our major customers for our sulfuric acid for the years ended March 31, 2007, 2008 and 2009:

Number	Customer	Percentage
1	Guangxi Liuzhou County Chuandong Chemical Co. Ltd	20.08%
2	Nandan Haixing Chemical Materials Co. Ltd	15.50%
3	Liuzhou Railway Storage and Transportation Co.	13.91%
TOTAL		49.49%

Transportation and Distribution

The zinc and lead ores produced from our Ore Mine are transported to our processing facilities by local independent contractors engaged by us for such purpose.  We pay for the transportation of zinc dust and sand sold to Zhuzhou Smelting Group Co. Ltd. All of our other customers pick up our products at our processing facilities at their own costs.  The figure below illustrates the transportation of the ore and final products.

Competition

Rapid industrialization and development in China have been the main drivers for the increase in industrial minerals consumption. In the current market for [refined zinc and lead based products] industrial minerals, we believe that demand for high purity zinc calcine and zinc dust and sand in general exceeds current supply. In the near term, we do not foresee any difficulty in selling our products and as such, we do not expect to devote large financial resources to the marketing and promotion of our products.

Our main competitors in the zinc and lead mining business are:

Competitor	Estimated Extracting and Ore Processing Capacity

Huanjiang Miaoshi Mining Co., Ltd.	700 metric tons per day

Guangxi Huanjiang Yinhe Co., Ltd.	680 metric tons per day

Jinshan Co., Ltd.	600 metric tons per day

Our main competitors for our zinc calcine and zinc dust and sand business are:

•	Liuzhou Fuying Smelting Co. Ltd;

•	Wuxuan Guagnji Smelting Co. Ltd;

•	Liuzhou Hengfeng Smelting Co. Ltd.

Our main competitors for our sulfuric acid business are:

•	Hechi Southern Non-ferrous Metal Smelting Co. Ltd;

•	Guagnxi Tanghan Zinc Indium Co. Ltd;

•	Guangxi Jinhe Mining Stock Co. Ltd.

Competitive Advantage

We believe that we possess a number of competitive strengths that position us well to continue as an emerging supplier of zinc and lead related industry minerals including.

Unique Exploration Environment - Guangxi is located in the south-western part of China. Hechi is located in the north part of Guangxi. Guangxi is rich in zinc and lead reserve, ranked as the No. 5 largest zinc reserve in China and No. 6 in the category of lead reserve.  Hechi City of Guangxi Province is well regarded for its non-ferrous metal resources.

High Grade Ore Reserve - We own what we believe to be one of the highest quality zinc-lead mines in the region which contains high purity zinc-lead ore and good extracting conditions.

Low Cost Producer - We believe that our low cost position is a result of many strategic initiatives including our control over raw materials (which include owned sources), our sharing best-practices across all production facilities, and our cost control measures.

Long-Term Power Contracts.- We also believe that we have a cost advantage in our long-term power supply contracts which provide our entire power needs. These power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates

Government support - We believe that we have good relationships with local government agencies. Regional human resources and specialized professional mining teams are available to us at a low cost.

Applicable Government Regulation

The following is a summary of the principal governmental laws and regulations that are or may be applicable to our operations in the PRC. The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws.

The mining industry, including certain exploration and mining activities, is highly regulated in the PRC. Regulations issued or implemented by the State Council, the Ministry of Land and Resources, and other relevant government authorities cover many aspects of exploration and mining of natural resources, including entry into the mining industry, the scope of permissible business activities, interconnection and transmission line arrangements, tariff policy and foreign investment.

The principal regulations governing the mining business in the PRC include:

•
Mineral Resources Law of PRC, which requires every company engaged in the mining business to have exploration and mining licenses from provincial and/or local land and resources agencies. Further, under the Mineral Resources Law of PRC, all mineral resources in the PRC are deemed to be owned by the State.  Mining and Exploration rights are granted by the State permitting recipients to conduct mining activities in a specific mining area during the specified license period.

•	Mine Safety Law of PRC, which requires a mining business to obtain a safety production license and provides for random safety inspections of mining facilities.

•	Environmental Protection Law of PRC, which requires every company engaged in the mining business to obtain an environmental impact study of the mining activities conducted.

•
Foreign Exchange Controls. The principal regulations governing foreign exchange in the PRC are the Foreign Exchange Control Regulations (1996) and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations (1996), (“the Foreign Exchange Regulations”). Under the Foreign Exchange Regulations, Renminbi is freely convertible into foreign currency for current account items, including the distribution of dividends. Conversion of RMB for capital account items, such as direct investment, loans and security investment, however, is still subject to the approval of the State Administration of Foreign Exchange (“SAFE”). Under the Foreign Exchange Regulations, foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account items. In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.

We are authorized to conduct our business by the applicable local counterparts of Ministry of Land and Resources. Further, we have secured the necessary exploration and mining licenses from local governments.

On December 12, 2009, Huanjiang Jintai renewed its mining rights over the Ore Mine, which license will expire on December 12, 2018, subject to renewal upon expiry.  Although Huanjiang Jintai believes that it will be able to renew the licenses upon expiry, there can be no assurance that it will be able to do so, or that it will be able to exploit the entire mineral resources of the Ore Mine during the effectiveness of its license. If Huanjiang Jintai fails to renew its mining rights upon expiry or if it cannot effectively utilize the resources within a license period, the operation and performance of Huanjiang Jintai, and consequently, our financial operations, may be adversely affected.

Chinese regulations further require that a mining company must have a safety certification from the State Administration of Work Safety before it can engage in mining and extracting activities. All of our operating subsidiaries have obtained safety certifications from the applicable local counterpart of State Administration of Work Safety. In addition, all of our operating subsidiaries have passed government safety inspections.

The Ministry of Environmental Protection is responsible for the supervision of environmental protection and the implementation of national standards for environmental quality and discharge of pollutants and the supervision of the environmental management system of the PRC. Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions. The laws and regulations governing environmental protection require each company to lodge environmental impact statements for a construction project with the environmental protection bureaus at the county level. These statements must be filed prior to the commencement of construction, expansion or modification of a project. The environmental protection bureaus inspect new production facilities and determine compliance with applicable environmental standards, prior to the commencement of operations. The Environmental Protection Law of the PRC requires production facilities that may cause pollution or produce other toxic materials to take steps to protect the environment and establish an environmental protection and management system. The system includes the adoption of effective measures to prevent and control exhaust gas, sewage, waste residues, dust or other waste materials. Entities discharging pollutants must register with the relevant environmental protection authorities. Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity fails to adopt preventive measures or control facilities that meet the requirements of environmental protection standards, it is subject to suspension of production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may result in criminal liabilities.

We also have been granted an environmental certification from the Ministry of Environmental Protection. Management believes that we are in material compliance with all applicable environmental protection requirements of PRC.

Employees

We currently have 680 full time employees. We also employ approximately 400 part-time employees working on a seasonal basis. We provide annual physical check-ups and standard health insurance to all of our full time employees.  We believe that our relationship with our employees is good.

The following table shows the breakdown of the number of full time employees by department:

Department	No. of Head count
Office	6
Financial	8
Human Resources	4
Sales	10
Procurement	7
Rear-service	5
Shang chao lead Zinc Ores	195
Ya Gang Concentrator	101
Xin Da Concentrator	89
Smelter	265
Total	680

Intellectual Property

The majority of our intellectual property relates to process design and proprietary know-how. Our intellectual property strategy is focused on developing and protecting proprietary know-how and trade secrets, which are maintained through employee and third-party confidentiality agreements and physical security measures.

Location of Facilities, Offices and Contact Information

Our principal executive offices are located at No. 48 Qiaodong Road, Sien Town, Huanjiang County Hechi City, Guangxi Province, China and the correspondence address of the Company is located at Room 1708B2 Nan Fung Tower Des Voeux Road Central Hong Kong, Attention: Mr. Kuizhong Cai, Telephone No: (86 0778) 220-5911, Fax No: (86 0778) 220-5911.

OUR HISTORY AND CORPORATE STRUCTURE

Corporate Overview

We were incorporated in the State of Delaware on June 14, 2010, under the name Jintai Mining Group, Inc. (“Jintai”).  We are a vertically integrated mining company operating in the Guangxi Province of the Peoples Republic of China (“PRC”); however we are incorporated in the State of Delaware.  We are focused on exploration, mining, leaching, smelting and other processing operation of primarily zinc and lead. Through our wholly-owned subsidiary, Jintai Mining Co, Limited (“Jintai HK”), a Hong-Kong limited liability company, we own other subsidiaries, Guangzhou Xiangguang Corporate Management Co. Ltd (“Xiangguang”), and Huanjiang Jintai Mining Company Limited (“Huanjiang Jintai”). Huangiang Jintai owns and operates an ore mine with a square area of 2.83 square kilometers (“the Ore Mine”) and owns the exploration rights to over an additional 21.58 square kilometers (“Exploration Right Properties”) of very limited production or non-producing properties.  Huanjiang Jintai sells the refined zinc and lead based products such as zinc calcine, zinc dust, sand, sulfuric acid and other variations.  We believe our well rounded platform offers competitive advantages including; a unique exploration environment, high grade ore and potential reserves, low cost production, long term power contracts and government support.  For the fiscal year ended March 31, 2010, we generated approximately $35 revenue with roughly 30% pre tax margins.

Jintai HK is a holding company that, through its wholly-owned subsidiary, Xiangguang, a limited liability company formed under the laws of the PRC controls our operating entity, Huanjiang Jintai, through a series of variable interest entity (VIE) contractual arrangements.  The VIE contracts, through Xiangguang, with management and control of Huanjiang Jintai, entitle the Company to receive the revenue and control the assets of Huanjiang Jintai.  Other than these interests in these contractual arrangements, neither the Company, Jintai HK nor Xiangguang has any equity interests in Huanjiang Jintai.

Under the structure above, we believe that we do not need to obtain approval from MOFCOM or the CSRC prior to publicly listing our securities, even if our operations and assets are concentrated in Huanjiang Jintai, a PRC company.  For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors—Risks Related to Our Corporate Structure.”

A more detailed description of these contractual arrangements is provided in the section of this Prospectus entitled “Description of Business-Contractual Arrangements.”  Below is a diagram showing our corporate structure:

Share Exchange

On August 3, 2010, Jintai Mining Group Inc. a corporation incorporated in the State of Delaware, and Jintai Mining Co. Ltd, a company formed in Hong Kong entered into a Share Exchange Agreement (“Share Exchange”) in which Jintai Mining Group Inc. acquired all the capital stock of Jintai Mining Co. Ltd.  As a result of the Share Exchange, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai became shareholders of Jintai Mining Group Inc., holding 24,000,000, 3,200,000 and 1,600,000, and 3,200,000 shares of common stock, respectively, of Jintai Mining Group Inc. and Jintai Mining Co. Ltd became a wholly owned subsidiary of Jintai Mining Group Inc.

Contractual Arrangements

Chinese laws currently restrict or prohibit foreign investment in certain kinds of mining operations.  To be in compliance with the relevant Chinese laws with regard to foreign ownership restrictions, neither we nor our subsidiaries own any equity interest in Huanjiang Jintai.  Instead, we control and receive the economic benefits of Huanjiang Jintai’s business operation through a series of contractual arrangements.

Xiangguang’s relationship with Huanjiang Jintai and its shareholders is governed by a series of contractual arrangements, also known as VIE agreements, under which Xiangguang holds and exercises ownership and management rights over Huanjiang Jintai.  Under this corporate structure, neither Jintai HK or Xiangguang owns any direct equity interest in Huanjiang Jintai.  However Xiangguang’s contractual arrangements with Huanjiang Jintai are designed to provide Xiangguang with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Huanjiang Jintai, including absolute control rights and the rights to the assets, property and revenue of Huanjiang Jintai.  Based on a legal opinion issued by PRC counsel to Xiangguang, the VIE agreements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC.

The contractual arrangements between Xiangguang and Huanjiang Jintai are set forth in the following agreements:

Consulting Services Agreement - Pursuant to the Consulting Services Agreement, Xiangguang provides Huanjiang Jintai with general consulting services relating to its day-to-day business operations and management, on an exclusive basis.  Additionally, the agreement provides that Xiangguang shall own all intellectual property rights that are developed during the course of the agreement.  For services rendered to it by Xiangguang under the Consulting Services Agreement, Huanjiang Jintai pays a quarterly consulting service fee, denominated in Renminbi, equal to its net income for such quarter.

The Consulting Services Agreement shall remain in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of the agreement, provided however, that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within fourteen (14) days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, becomes the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on its business, or becomes unable to pay its debts as they become due; (c) Xiangguang terminates its operations; (d) Huanjiang Jintai’s business license or any other approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement.  Additionally, Xiangguang may terminate the consulting services agreement without cause.

Operating Agreement - Pursuant to the Operating Agreement, Xiangguang agrees to guarantee the performance by Huanjiang Jintai of its obligations under any agreements or arrangements entered into by it with any third party.  In return, Huanjiang Jintai agrees to (a) pledge all of its assets and accounts receivable and all of its assets to Xiangguang as counter-guaranty; and (b) the shareholders of Huanjiang Jintai shall designate individuals recommended by Xiangguang as directors and officers of Huanjiang Jintai.  In addition, under the Operating Agreement, Xiangguang provides guidance and instructions on Huanjiang Jintai daily operations, financial management and employment issues.  Moreover, Huanjiang Jintai agrees not to engage in any transactions that could materially affect its assets, liabilities, rights or operations without Xiangguang’s prior consent, including without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or exploration license in favor of a third party or transfer of any agreements relating to its business operation to any third party.

The Operating Agreement is valid for the maximum number of years as permitted by PRC laws unless sooner terminated by consent of both parties or upon a 30-day written notice from Xiangguang.  The term may be extended only upon Xiangguang’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement - Under the Equity Pledge Agreement, the various shareholders of Huanjiang Jintai pledged all of their equity interests in Huanjiang Jintai to Xiangguang to guarantee the performance of Huanjiang Jintai’s obligations under the Consulting Services Agreement.  Under the terms of the agreement, in the event that Huanjiang Jintai or its shareholders breach their respective contractual obligations, Xiangguang, as pledgee, will be entitled to certain rights, including, but not limited to, the right to vote, control and sell the pledged equity interests.  The shareholders of Huanjiang Jintai also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, Xiangguang shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of Huanjiang Jintai, to carry out the security provisions of the Equity Pledge Agreement, and take any action and execute any instrument as required by Xiangguang to accomplish the purposes of the agreement.  The shareholders of Huanjiang Jintai further agreed not to dispose of the pledged equity interests or take any actions that would prejudice Xiangguang’s interest.

This Equity Pledge Agreement is valid for the maximum number of years as permitted by PRC laws.

Option Agreement -   Under the Option Agreement, the shareholders of Huanjiang Jintai irrevocably granted Xiangguang (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Huanjiang Jintai for the cost of the shareholders’ initial contributions to the registered capital of Huanjiang Jintai or the minimum amount of consideration permitted by applicable Chinese law.  Xiangguang or its designee has been granted sole discretion to decide when to exercise the option, whether in part or in full.

The Option Agreement is valid for the maximum number of years permitted by PRC laws.

Proxy Agreement - Pursuant to the Proxy Agreement, the shareholders of Huanjiang Jintai irrevocably granted a Xiangguang designee the right to exercise all voting rights as the shareholders with respect to their ownership interests in accordance with applicable laws and each Huanjiang Jintai company’s governing charters.  The Proxy Agreement is valid for the maximum number of years as permitted by PRC laws. This agreement may not be terminated without the unanimous consent of both parties, except that Xiangguang may terminate the proxy agreement with or without cause upon 30-day written notice to the owners.

DESCRIPTION OF PROPERTY

General

We own and operate an ore mine with a mining right area of 2.83 square kilometers (the “Ore Mine”) and own exploration rights over land of 21.58 square kilo meters (the “Exploration Rights Properties”), both of which are located in Huanjiang County, Hechi City, Guangxi Province of the PRC.  The Ore Mine and the Exploration Rights Properties are located adjacent to each other.

There are two types of mineral rights in China: a mining right and an exploration right. A mining right is the right to exploit mineral resources and produce mineral products.  Pursuant to Chinese law, our mining license is valid for ten (10) years and may be extended for additional ten (10) year periods.  The mining license can be extended in scope or periods of time if a company intends to continue to operate. Applications for extensions need to be submitted at least 30 days before the expiration date. Ten, twenty and thirty years are the maximum periods of time for mining licenses for small, medium and large deposits of ore mines, respectively.

On the other hand, an exploration right is the right to explore for mineral resources within the areas authorized under an exploration license.  The exploration license is valid for one (1) year and may be extended for additional one (1) year periods, as long as the company shows its intention to continue production and pays a resource fee.

The tables below provide a brief summary of the mining and exploration rights granted to us.

Mining License Held by the Company

Location of Mine	Type of Ore	Area ( in square kilometers)	Term of license	Type of Mine	Output capacity	Mining level

Shangchao lead-zinc ores mine	Pb, Zn, FeS2	2.83	Nine year license expiring on December 12, 2018. The license is renewable if the Company shows its intention to continue exploration.	underground	30,000 metric tons per year	458 meters to 220 meters above sea level

Exploration licenses held by the Company

Location of Mine	Type of Ore	Acreage ( in square kilometers)	Term of license

Shangchao-Gangshan lead ore deposit	Pb, Zn, FeS2	0.64	Two-year license expiring on September 8, 2011. The license is renewable if the Company shows its intention to continue exploration.

Shangchao lead ore deposit	Pb, Zn, FeS2	10.30	One year license expiring on November 2, 2011. The license is renewable if the Company shows its intention to continue exploration.

Dongjiang zinc ore deposit	Pb, Zn, FeS2	10.64	One year license expiring on November 2, 2011. The license is renewable if the Company shows its intention to continue exploration.

Shangchao Zinc and lead Ore Mine

We hold 100% ownership of our Ore Mine, which was acquired by Huanjiang Jintai in 2003.

Mining License

The mining licenses we currently hold authorize a mining depth of between elevations 458.271 meter and 219.971 meter above sea level.  The mining license number is 450000010130. The license was renewed by the Bureau of Land and Resources of Guangxi Province on December 12, 2009 and expires on December 12, 2018.

Location, Access and Traffic

The Ore Mine is located in Shangchao Town, Huanjiang County Hechi City, Guangxi Province, PRC. The coordinates are: E108°11′15″~108°13′15″; N25°15′00″~25°17′00″. This area is easily accessible, with a secondary road of approximately 3 km from the mine to Shangchao Town (the capital of Huanjiang county) and then access to a highway and railway of about 80 km to Hechi City.  Hechi City is connected to Shangchao by a dedicated railway line. The mine area has a very convenient transportation network system, with third-class roads traversing Hechi, Huanjiang, and Shangchao. The Shangchao Railway Station is only one (1) km away from the mine site and a simple highway connects Shangchao Town and the mine site. A commercial airport exists at Nanning, the capital city of Guangxi Province. Nanning is about three and half hours by road to Hechi City. Road access to both Hechi and to major highways and rail systems from the mining area is considered adequate. The figure below illustrates the transportation network around the Ore Mine.

It has a typical subtropical climate characterized mainly by high precipitation and high evaporation and humid conditions.  The rainy season occurs from May to August.  Situated on the southern edges of the Yunnan-Guizhou plateau, the area’s undulating topography, ranging between 270 meter and 755 meter above sea level, forms a low to medium mountain range. Soil erosion is pronounced around the elevation 280 meter above sea level, leaving in its trails huge gullies in the mountains

The figure below is the index map of the Ore Mine.

Figure: Shangchao lead-zinc ore mine

Previous exploration and development

Guangxi geological survey team conducted the initial geochemical investing and geological surveys in the 1960s and 1980s.  A minimal amount of work was executed during the period from 2002 to 2004 which should be classified as the prospecting level of exploration.  In 2008, we conducted a further underground geological probe on the levels of 245 m and 265 m.

Water and Power Supply

Power has been supplied to the mine by the Shangchao transformer substation of Huanxian Power Supply company, which is part of the State power network.  Water supply for production comes from the Huanjiang River which is near Shangchao River village. We believe water supply from the Huanjiang River is sufficient for our current production and we expect it will be sufficient to support future expansion of our production.

Current Mining Operation

There are nine mining sites/portals in existence that may provide access to the Ore Mine.  The nine mining sites/portals have substantially independent development systems but for safety reasons some of them have connecting tunnels. As of August 11, 2010, five (5) out of these nine (9) portals are inaccessible or unusable due to flooding caused by insufficient drainage and pumping facilities necessary to pump out or release the excess water that has accumulated into our portals.

The underground mining methods being utilized at the Ore Mine include shrinkage stopping as the primary method, sublevel open stoping as the secondary method, and a variation of these two methods in some places. The mining methods being used are common in hard rock mining and appropriate for the geology of the ore body in the Ore Mine.

Shrinkage Stoping: This refers to the type of mining method in which broken ore is temporarily retained in the stope to provide a working platform and/or to offer temporary support to the stope walls during active mining. Since the ore swells when broken, the muck pile in the stope is shrunk a corresponding amount (approximately one-third) by drawing some of the broken ore out as the stope is advanced upwards/up-dip. Eventually, when the entire vein has been blasted, filling the stope with broken ore, the miners then pull out of the stope and extract the broken-up ore by a process similar to block caving, from chutes beneath the undercut.

Sublevel Stoping: This mining method entails providing access to the ore body at various sub-levels between the main haulage levels in order to drill and blast the intervening ore. Stope drilling is carried out from drilling drifts on the sublevels and the ore is blasted in slices towards an open face, which generally is vertical on the up holes. The blasted ore gravitates to the bottom of the stope and is collected through draw-points.

Haulage of the mined ores is carried out by mine car on narrow gauge tracks at one of our two tunnels and manually unloaded onto a storage platform at our second tunnel.

Major equipments used at the mine consist of the following:

Name	Type	Qty (set)	Life of Service (year)

Transformer	JMB-5000	3	15

Power Generator	TYPEI2H2-100-4	2	7

Fan	YBT - 30	1	3

Fan	YBT – 5.5	1	3

Water Pump	TYPED-25-50X5	2	5

Air Compressor	JO917- 4	2	6

Air Compressor	JO282- 4	1	6

Air Compressor	JO291- 4	1	6

Hoisting Winch	JD-25(JD-40)	1	3

Hoisting Winch	JT(B)1000x800(A)	5	3

Diesel Tractor	CJ – 24	3	6

Inclined Shaft Driver	XRC - 6	5	5

Rock Driller	JT – 24	10	5

Bucket Loader	CJ – 24	500	3

Exploration Rights Properties

Virtually no prospecting work has been undertaken on the three Exploration Rights Properties.  A few hydrological drilling have been completed from which limited samples were obtained for assay to ascertain the existence of mineralization.  We intend to use a portion of the proceeds of this offering for exploration activities.

Processing Facilities

All usable metal components derived from the Ore Mine are transported to our principal processing facilities, known as (a) the Yagang concentrator; (b) the Xingda concentrator; and (c) the Duchuan smelter facility, for the production of our finished products.   At these processing facilities, we process the following main products:  zinc calcine, zinc dust and sand, and sulfuric acid.    These processing facilities have the following approximate production capacities:

Locations	Products	Capacity

Yagang Concentrator	Zinc and lead concentrate	Throughput capacity of 650 metric ton per day

Xinda Concentrator	Zinc and lead concentrate	Throughput capacity of 450 metric ton per day

Jintai Duchuan Smelter	Zinc Calcine	Production capacity of 400 tons per day

	Sulfuric Acid	Production capacity of 75 tons per day

	Iron Oxides	Production capacity of 10 tons per day

	Zinc Oxides	Production capacity of 15 tons per day

Legal Proceedings

We are not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or any of our companies or our companies’ subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Key Employees and Directors

The following table sets forth certain information concerning our executive officers, key employees, and directors:

Name	Age	Position

Kuizhong Cai	41	President and Chairman of the Board

Yuan Lin	46	Chief Executive Officer and Director

Shaoying Li	56	Chief Financial Officer

Danny T.N. Ho	62	Chief Operating Officer

Zhiming Jiang	48	Director

Danian Ye	71	Director

Cha Hwa Chong	44	Director

Zhizhong Ding	79	Director

Zhenwei Jin	63	Director

Kuizhong Cai is the founder and a principal shareholder of Huanjiang Jintai Mining Co., Limited and has been the chairman and CEO of Huanjing Jintai since its inception in 2003. Prior to joining Huanjiang Jintai, Mr. Cai was the executive director of Guangdong Huangjiang Jinteng Mining Co., Ltd. from 1997 to 2003. He has over 15 years of experience in the exploration, mining, manufacturing, distribution and trading of industrial minerals and non-ferrous metals. He received a bachelor’s degree from Hubei Wuhang Armed Police College in 1992. He is now a postgraduate student studying at the School of Economics and Management, Beijing University.

Yuan Lin has served as our Chief Executive Officer since our inception.  He has served over 10 years of mining operation and management experience.  Mr Lin served as the Chief Executive Officer of Huanjiang Jintai since 2007 and continues to serve in such capacity today. Mr. Lin was the chairman of the Board for Guang Xi Hechi Guo Heng Mining Co. Ltd from 1997 to 2007 and the Vice General Manager of Guangxi Hechi non-ferrous Stibium Mining Co. Ltd Mr. Lin had obtained a bachelor’s degree from the GuangDong Institute of Foreign Trade in 1989.

Shaoying Li joined us as Chief Financial Officer in July 2010.  From April 2009 to Jult 2010 Ms. Li was employed as the Financial Manager of Guang Dong Yutai Real estate Development Co., Ltd. Prior to such, she was the Chief Financial Officer and the head of Financial Department in Guangzhou Housing Construction Development Co., Ltd. for more than 30 years. Ms. Li holds a senior accountant title and a diploma certificate in GuangDong Finance and Economics Institute.

Danny T.N. Ho joined us in June 2010 as the Chief Operating Officer.  Mr. Ho has more than 35 years of managing, operation and trading experience in oil and gas, energy mining and many other industries in both Chinese and international companies.  From 2006 to 2009, Mr. Ho served as the director of Consumate Technologies Co., Ltd, which is a company focusing on manufacturing solar power systems with polycrystalline.  From 2003 to 2006, he served as the CEO & Executive Director of Petrocom Limited in Hong Kong.   Mr. Ho’s extensive managing experience in the resource industry qualifies him as the Chief Operating Officer of our Company. After his graduation from Guangzhen University of Foreign Language & Foreign Trade in 1975, he received a title of Foreign Trade Economist in 1983. He obtained a diploma in Intensive Study of MBA course jointly held by the Chinese Universityaid the Polytech University of Hong Kong for Senior Officials of Guandong Province, organized by the Guandong Government in 1985.

Zhiming Jiang has served as a member of our board of directors since our inception. He is the chairman of the board and a principal shareholder of Guangzhou Yutai Real Estate Development Co.Ltd, a company involved in the development and marketing of commercial and residential real estate business with its operations in Guangzhou City, Guangdong Province PRC.  From 1995 until the present, he serves as Chairman of the Board of Lixun Investment Company.

Danian Ye has served as our independent director since our inception. Professor Ye has been employed as a Researcher on mineral resources in the Institute of Geology, Chinese Academy of Sciences since 1996, and was a professor at the same institute since 1985.  He is an Academician in the Chinese Academy of Sciences since 1991.  Professor Ye is a mineralogist and a member of the Chinese Academy of Sciences.  He is also a member of the Standing Committee of the National Committee. His research covers mineralogy, petrology, geochemistry, crystal chemistry, silicate engineering and economic geography.  He has published several book chapters, including, “Structural Optical Mineralogy”, X-ray Powder Method And Its Application In Lithology and Geography and Symmetry.  Professor Ye received his bachelor degree from the Beijing College of Geology in 1962 and postgraduate degree from the Institute of Geology, Chinese Academy of Sciences in 1966.  He was appointed as the member of the Chinese Academy of Sciences (Academician) in 1991.

Cha Hwa Chong has served as our independent director since our inception.  Mr. Chong has 19 years of experience with public companies.  He has been the Chief Business Advisor of Big Media Group Ltd.( HKG:8167 a video and film producer and copyright licensor listed on the Hong Kong Stock Exchange) since December 2009, an independent non-executive director of Longlife Group Holdings Ltd. ( HKG: 8037, a consumer cosmetic and healthcare product manufacturer and distributor listed on the Hong Kong Stock Exchange) since December 2008 and an independent non-executive director of Vital Biotech Holdings Limited  (HKG:1164, a bio technology company listed on Hong Kong Stock Exchange) since October 2007. From June 2009 to present, he also serves as the chairman of Pattersion Energies Corporation Hong Kong, a company in the trading and acquisition of energy product such as iron sand, coal and petroleum.  Mr. Chong was the secretary and qualified accountant of WITHB (HKG: 8205, a software house in Shanghai and listed on Hong Kong Stock Exchange) from May 2003 until January 2010.  He was also an independent non–executive director of China Railway Group Limited (HKG: 8089, a telecommunication company listed on Hong Kong Stock Exchange) from October 2007 to June 2008.   He received a master degree from the University of Science Malaysia with a major in finance and a minor in computer in 1991. He has been a fellowship member of Association of Chartered Certified Accountants (HK) since 2002 and a member of The Malaysian Association of Certified Public Accountants (Malaysia) since 1997.

Zhizhong Ding has served as our independent director since August 2010.  Professor Ding has over 40 years of experience in the the regulation of mineral resources in China and mineral asset evaluation.  He was an advisor to Ministry of Land and Resources of PRC for the revision and update of Mineral Resource Law of PRC from 2008 to present. In 2008, he was authorized by Ministry of Land and Resources to be in charge of research on mineral resource tax reform and scientific profit distribution relationship. He served as a key-note speaker in national conferences held by China Mining Industry Association Resource Committee and China Human Resource Development Association in 2003 and 2004 and spoke on topics such as “Theory and Approach of Mineral Resource Asset Assessment” and “Observation on Mining Rights Property Transaction Market”.  Professor Ding served as a Consulting Committee member in the Legal and Policy Department of Ministry of Land and Resources of PRC for the revision of Mineral Resource Law of PRC from 2002 to 2003.  Prof. Ding had published a series of articles and books in the fields of mineral resources economics and investigation, including “Manual on Assessment of Mineral Bed Technology Economy” (1986) and “Re-analysis of Two Compensation Issue Concerning Mineral Resource” (1990). Prof. Ding was also known as one of the important writers participating in the writing of the draft version of Chinese Mineral Resource Law from 1979 to 1983.  Professor Ding obtained his bachelor degree from Beijing Geological Institute in 1955.

Zhenwei Jin has served as our independent director since August 2010. Mr. Ding has nearly 40 years of experience in the field of geological survey. He has been a member of Chinese People's Political Consultative Conference (‘CPPCC’) of Guangxi Zhuang Autonomous Region and its Population, Resources and Environment Committee from 2007 to present.   From 2003 to 2007, he served as a director of the Guangxi Bureau of Geology & Mineral Prospecting & Exploitation.  From 1995 to 2003, he was the General Manager of [A geology and mineral resource group]. From 1970 to 1995, he was recruited as a geological engineer and then promoted to the senior position in Guangxi Bureau of Geology & Mineral Prospecting & Exploitation.  He obtained his bachelor degree from School of Geological, Beijing Geological Institute in 1970 and his master degree in Political Economics from Nankai University in 1993.

Board of Directors

We currently have seven (7) directors: Kuizhong Cai, Yuan Lin, Zhiming Jiang, Danian Ye, Cha Hwa Chong, Zhizhong Ding and Zhenwei Jin.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the board has determined that Danian Ye, Cha Hwa Chong, Zhizhong Ding and Zhenwei Jin are “independent directors” as defined by NYSE Amex Company Guide.

Committees of the Board of Directors

Our board of directors has an audit committee. Our board intends to create a compensation committee and a nominating and governance committee prior to the completion of the offering. Each of the committees of the board of directors has, or will have, the composition and responsibilities described below.

Audit Committee.

Mr. Cha Hwa Chong is a member of our audit committee. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NYSE Amex, as such standards apply specifically to members of audit committees. Our Audit Committee is responsible, in accordance with the Audit Committee charter, recommending our independent auditors, and overseeing our audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records.

Our Audit Committee pre-approves all audit and non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.

Compensation Committee

Mr. Zhenwei Jin is currently a member of our Compensation Committee. All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NYSE Amex.  In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and, and as appropriate, making recommendations to the Board regarding the annual salaries and other compensation of the Company’s executive officers and general employees and other polices, providing assistance and recommendations with respect to the compensation policies and practices of the Company.

Nominating and Governance Committee

Mr. Dalian Ye and Mr. Zhizhong Ding are currently the members of our Nominating and Governance Committee. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NYSE Amex.  In accordance with the Compensation Committee’s Charter, our nominating and governance committee is responsible to identify and nominate members for election to the board of directors; develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and oversee the evaluation of the board of directors and management.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the NYSE Amex rules.

EXECUTIVE COMPENSATION

[Jintai, please provide the information requested in the below charts]

The following discussion and analysis of compensation arrangements of our named executive officers for our fiscal year ended March 31, 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Our Board and Compensation Committee in Setting Executive Compensation

Following this offering, we anticipate that the process for determining Compensations will be modified, to shift the process for initially setting compensation and periodically reviewing compensation to an evaluation by the compensation committee in consultation with its chairman. It is expected that the compensation committee will make recommendations to the full board regarding compensation decisions for our executive officers.

Elements of our Executive Compensation Arrangements

Summary Compensation Table

The following table sets forth information regarding compensation earned during our fiscal year ended March 31, 2010 by our principal executive officer, our principal financial officer, and our other executive officers whose total compensation exceeded $100,000 for our fiscal year ended March 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards $	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kuizhong Cai, President	2009	52,786.00	0	0	0	0	0	0
Yuan Lin, CEO	2009	52,786.00	0	0	0	0	0	0
Danny T.N. Ho, COO	2009	70,381.00	0	0	0	0	0	0
Shaoying Li, CFO	2009	52,786.00	0	0	0	0	0	0

Grants of Plan Based Awards

There were no awards made to any of our executive officers.

Employment Agreements and Severance Arrangements

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of our latest fiscal year end March 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our capital stock as of August 11, 2010 by (i) each person whom we know to beneficially own more than five percent of our common stock, (ii) our directors, (iii) each of our named executive officers and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

Our total authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of blank check preferred stock, par value $0.0001. As of August 11, 2010, there were 32,000,000 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to our stockholders. As of the date of this prospectus, there were no shares of preferred stock issued and outstanding. Unless otherwise noted, the number and percentage of outstanding shares of our common stock is based upon 32,000,000 shares outstanding as of August 11, 2010.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned
Kuizhong Cai, President and Chairman of the Board	24,000,000	75%
Yuan Lin, CEO and Director	1,600,000	5%
Shaoying Li, CFO	0	0%
Danny T.N. Ho, COO	0	0%
Zhiming Jiang, Director	3,200,000	10%
Danien Ye, Director	0	0%
Cha Hwa Chong, Director	0	0%
Zhizhong Ding, Director	0	0%
Zhenwei Jin, Director	0	0%
Weiheng Cai, 5% Stockholder	3,200,00	10%
Liwen Hu (2), 5% stockholder	2,400,000	7%
Haibin Zhong (3), 5% stockholder	2,400,000	7%
All directors and officers as a group (9 persons)	32,000,000	100%

(1)	Unless otherwise noted, the address for each of the named beneficial owners is c/o No. 48 Qiaodong Road, Sien Town, Huanjiang County Hechi City,Guangxi Province, China

(2)	Represents 2,000,000 shares of common stock issuable upon conversion of the Convertible Notes and 400,000 shares of common stock issuable upon the exercise of the Selling Stockholders’ Warrants;

(3)	Represents 2,000,000 shares of common stock issuable upon conversion of the Convertible Notes and 400,000 shares of common stock issuable upon the exercise of the Selling Stockholders’ Warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the transactions we have engaged in since the beginning of our fiscal year ended March 31, 2008, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On March 23, 2009, we obtained an unsecured loan in the amount of RMB 6,000,000 (approximately $882,000) from our President and Chairman of the Board, Mr. Kuizhong Cai. The reason for the short-term loan was due to temporary shortage of cash during that period although we had sufficient cash at the end of fiscal year ended March 31, 2010. The loan had a term of one (1) year and was interest free.  As of the date hereof, we had repaid the entire amount of the loan.

On February 8, 2010, we obtained another unsecured loan in the amount of RMB 6,000,000 (approximately $882,000) from our President and Chairman of the Board, Mr. Kuizhong Cai.  The reason for the short-term loan was due to temporary shortage of cash during that period.  The loan had a term of one (1) year and was interest free.  As of the date hereof, we had repaid the entire amount of the loan.

We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us, our officers, principal stockholders and our affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DESCRIPTION OF SECURITIES

General

Our total authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of blank check preferred stock, par value $0.0001 per share.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to share ratably in dividends, as may be declared by our board of directors out of funds legally available therefor. In the event we are liquidated, dissolved or wound up, holders of the common stock shall be entitled to share ratably in all assets remaining, if any, after payment of liabilities, subject to the rights of the holders of preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

As of August 11, 2010, there were 32,000,000 shares of our common stock issued and outstanding.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock.   Our board of directors is expressly authorized to provide for the issuance of all or any of the remaining shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law.  The board of directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Warrants

As part of the Convertible Notes sold to Selling Stockholders, we have issued warrants to the Selling Stockholders to purchase our common stock. As of [  ], we have issued a total of 800,000warrants. The Warrants expire on August 2015, and entitle the holder thereof, commencing from the date of this Prospectus, to purchase one share of common stock at the exercise price of $5.50 (110% of the offering price of our common stock) during the five-year period beginning on the date of this Prospectus.

Options

We intend to allocate and reserve such number of our shares equal to ten percent of the shares of our common stock issued and outstanding upon the conclusion of this offering for issuance under the Company’s Employee Stock Option Plan.  There are no options currently outstanding.

Convertible Securities

On August [   ], 2010, the Selling Stockholders, Ms. Liwen Hu and Mr. Haibin Zhong, purchased the Convertible Notes from us and were issued the Selling Stockholders’ Warrants to purchase an aggregate of 800,000 shares of common stock.  Upon the effectiveness of the registration statement of which this prospectus forms a part, the Convertible Notes shall automatically be converted into fully paid and non-assessable shares of our common stock at a conversion price equal to the offering price for the common stock offered herein.  The Selling Stockholders’ Warrants are exercisable at a purchase price equal to 110% of the offering price.  In the event that the offering does not occur within ninety (90) days from the date of issuance of the Selling Stockholders’ Warrants, the exercise price shall be four dollars and forty cents ($4.40) per share.

We obtained aggregate gross proceeds of $20,000,000 from the issuance of the Convertible Notes.

Transfer Agent

The Transfer Agent and Registrar for shares of our common stock and preferred stock is Continental Stock Transfer & Trust Company.  Our Transfer Agent and Registrar’s telephone number is (212) 845-3200.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

As of 2010, there were (i) 32,000,000 shares of common stock outstanding, (ii) 6,000,000  shares to be sold pursuant to this offering: (iii) 4,000,000 shares of common stock issuable upon conversion of the Convertible Notes; and (iv) an aggregate of 800,000 shares of common stock issuable upon exercise of the Selling Stockholders’ Warrants.  Assuming the sale of all the shares offering herein, the conversion of all of the Convertible Notes and the exercise of all of the Selling Stockholders’ Warrants, there will be 42,800,000 shares of common stock outstanding. 6,000,000 of these shares are being sold in this offering and will be freely tradable and 4,800,000 of these shares have been registered for resale in the registration statement of which this prospectus forms a part.

Rule 144

The Shares sold pursuant to this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 generally provides that a person who is an affiliate of ours, or has been an affiliate of ours at any time during the three months preceding a sale, who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their securities provided that they sell only a number of securities that does not exceed the greater of either of the following:

•	1.0% of the number of shares of our common stock then outstanding; and

•
if the shares of common stock are listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Registration Rights

As part of the registrations statement of which this prospectus forms a part, we are registering an aggregate of 4,800,000 shares of common stock issuable upon conversion of the Convertible Notes and exercise of the Selling Stockholders’ Warrants pursuant to the Subscription Agreement with the Selling Stockholders.

Lock-up Agreement

Our directors and executive officers have agreed, through contractual lock-up agreements, that for a period of twelve (12) months following the date of this prospectus, they will not offer, issue, sell or contract to sell, encumber, grant any option for the sale or otherwise dispose of the 32,000,000 shares of our Common Stock collectively held and owned by them.

Shareholders of Our Common Stock

As of the date of this prospectus, we have four (4) shareholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement by and between us and Maxim Group, LLC. (“Maxim”), who is acting as the representative of the underwriter of this offering, the underwriter named below has agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares

Maxim Group, LLC.

Total

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriter.  The underwriter’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

The underwriter have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.  Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriter may be increased or the underwriting agreement may be terminated, depending on the circumstances.  The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about [            ], 2010 against payment in immediately available funds.  The underwriter may reject all or part of any order.

We intend to apply to have our common stock listed on the NYSE Amex Equities under the symbol [   ], which listing is expected to be effective concurrent with the closing of this offering.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriter by us:

Total
	Per Share			Without Over- Allotment			With Over- Allotment
Public offering price	$	[	]	$	[	]	$	[	]
Underwriting discount	$	[	]	$	[	]	$	[	]
Corporate finance fee (1)	$	[	]	$	[	]	$	[	]
Proceeds, before expenses, to us (2)	$	[	]	$	[	]	$	[	]

(1)	The corporate finance fee of 1.0% of the gross proceeds of the offering is not payable with respect to the shares of common stock sold upon exercise of the underwriter’ over-allotment option.

(2)	We estimate that the total expense of this offering excluding the underwriter’ discount and the corporate finance fee, will be approximately $[ ].

We have agreed to sell the shares of common stock to the underwriter at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus.  The underwriting agreement also provides that Maxim the representative of the underwriter, will be reimbursed for certain out-of-pocket expenses up to $130,000 ($25,000 of which has been previously advanced to Maxim).

Pricing of Securities

The representative has advised us that the underwriter propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus.  In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $[           ] per share.  The underwriter may also allow, and such dealers may reallow, a concession not in excess of $[           ] per share to other dealers.  After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, there was no public market for our securities. The public offering price of our common stock was determined by negotiation between us and the underwriter. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriter;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets in the United States at the time of this offering;

•	other factors we deemed relevant.

We can offer no assurances that the public offering price in this offering will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Over-allotment Option

We have granted the underwriter an over-allotment option.  This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of 900,000 additional shares of common stock from us to cover over-allotments.  If the underwriter exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.  If this option is exercised in full, the total price to the public will be $[              ] million and the total proceeds to us will be $[              ] million.  The underwriter have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

Representative’s Warrant

We have granted the Underwriter, Underwriter’s warrants covering such number of our shares equal to five percent (5%) of the total number of Shares sold in this offering. The warrant will have an exercise price equal to 110% of the offering price of the shares sold in this offering.  Subject to the terms set forth in the warrant, such are non-exercisable for a period of twelve months following the closing of the offering and expire five years thereafter.

The warrant is not redeemable by us, and allows for “cashless” exercise.  The warrant also provides for one demand registration right at our expense, one demand registration right at the warrant holders’ expense and for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five (5) year period commencing twelve (12) months after the effective date of this prospectus.

Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA, and in particular FINRA Rule 5110, the warrants (and underlying shares) issued to Maxim may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Maxim and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Right of First Refusal

We have granted Maxim a right of first refusal to act as our lead underwriter or placement agent in any and all of our future public and private equity offerings for a period of 24 months from the closing of this offering.

Other Matters

The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriter and may also be made available on a website maintained by other underwriter.  The underwriter may agree to allocate a number of shares to underwriter for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives of the underwriter to underwriter that may make Internet distributions on the same basis as other allocations.  In connection with the offering, the underwriter or syndicate members may distribute prospectuses electronically.  No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriter have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriter to bid for and to purchase our shares of common stock.  As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock.  The underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriter of shares of common stock in excess of the number of shares of common stock the underwriter are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriter sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock.  As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock.  These transactions may occur on the NYSE AMEX Stock Exchange or on any other trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Trust

We have undertaken that an amount equal to five percent (5%) of the amount raised in this offering, net of offering expenses and the underwriter’s fees and expenses, shall be placed in a trust set up with Bank of America (the “Trust”) for a period of twelve (12) months.  The amount in such Trust will be held in the name of the Company and will be released solely as payment for expenses related to the Company being a public company.  Our management and officers will not be entitled to procure funds from the Trust for any other purpose.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, at 600 Lexington Avenue, New York, New York 10022.

In addition, legal matters relating to the PRC in connection with this offering will be passed upon for us by Dacheng Law Offices, Guangzhou, PRC.  DLA Piper LLP (US), New York, New York is acting as U.S. counsel to the underwriter in this offering. Grandell Legal Group, Beijing, PRC, is acting as PRC Counsel to the underwriter in the offering.

EXPERTS

The financial statements included in this prospectus and the registration statement have been audited by Lake & Associates CPA’s LLC to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

We obtained a summary Field Trip Report from J T. Boyd Company, a mining and geological consultants which is included in this prospectus and registration statement in reliance on such report given upon said firm as expert in mining and geology.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers to the extent required by the Delaware General Corporation Law and shall indemnify such individuals to the extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

Our operation and principle assets are located in PRC, and most our officers and directors are non-residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against us or our officers and/or directors. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise.  Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

Dacheng Law Offices, our counsel as to PRC law, has advised us there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against our officers or directors or the experts named in this prospectus based on the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the PRC against our officers or directors or the experts named in this prospectus based on the securities laws of the United States or any state in the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website at www.jintaimining.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Jintai Mining Co., Ltd.

Financial Statement

Index

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets	F-3

Statements of Operations	F-3 to F-4

Statements of Stockholders’ Equity	F-5

Statements of Cash Flows	F-6

Notes to Financial Statements	F-7 to 20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Jintai Mining Co., LTD

We have audited the accompanying balance sheets of Jintai Mining Co., LTD (the “Company”) as of March 31, 2010 and 2009, and related statements of operations, stockholders’ equity, and cash flows for the years ended March 31, 2010 and 2009. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jintai Mining Co., LTD as of March 31, 2010 and 2009 and the results of its operations and its cash flows for years ended March 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/Lake & Associates CPA’s LLC

Lake & Associates CPA’s LLC

June 24, 2010

Jintai Mining Co., Ltd.

Balance Sheets

	March 31, 2010	March 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,355,927	$4,179,112
Accounts receivable, net	814,796	448,047
Inventory	11,067,205	7,028,927
Paid in advance	2,435,061	2,080,737
Prepaid expenses	-	136,851
Other receivable	632,777	347,750
Deposit	268,767	-
Short-term investment receivable	-	2,194,298
TOTAL CURRENT ASSETS	21,574,533	16,415,722

NON-CURRENT ASSETS
Land,equipment, and mining claims	16,545,231	14,465,633
Accumulated depreciation	(1,315,114)	(566,654)
NET FIXED ASSETS	15,230,117	13,898,979

Construction in progress	2,334,669	1,876,976
Accounts receivable, net	372,666	126,480
Other non-current assets	29,576	67,419
TOTAL NON-CURRENT ASSETS	17,967,028	15,969,854

TOTAL ASSETS	$39,541,561	$32,385,576

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,430,264	$8,368,137
Salary payable	4,906	2,667
Tax payable	892,324	1,082,894
Other payable	1,777,369	639,010
Accured expenses and other liabilities	-	124,138
Due to related party	1,261,298	819,204
TOTAL CURRENT LIABILITIES	5,366,161	11,036,051

TOTAL LIABILITIES	5,366,161	11,036,050

STOCKHOLDERS' EQUITY
Paid in capital	241,628	241,628
Statutory reserves	144,882	144,882
Accumulated other comprehensive Income	1,340,189	1,305,492
Retained earnings	32,448,701	19,657,524
TOTAL STOCKHOLDERS' EQUITY	34,175,400	21,349,526

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,541,561	$32,385,576

The accompanying notes are an integral part of these financial statements.

Jintai Mining Co., Ltd.

Statements of Operations

	Year ended	Year ended
	March 31, 2010	March 31, 2009

Revenues
Sales	$35,027,568	$23,765,415
Cost of sales	18,430,646	15,273,882
Gross profit	16,596,922	8,491,533

Operating expenses
Selling and marketing	274,965	232,602
General and administrative	1,267,649	1,117,274
Total Operating Expenses	1,542,614	1,349,876

Other operating income	-	14,563

Income from continuing operations	15,054,308	7,156,220

Other income (expenses)
Other Income	11,715	254
Other expenses	(343)	(72,060)
Total other income	11,372	(71,806)

Income before income tax provision	15,065,680	7,084,414

Provision for income taxes	2,283,890	579,412

Net Income	12,781,790	6,505,002

Other comprehensive income
Foreign currency translation gain	34,697	415,676
	.	.
Comprehensive income	$12,816,487	$6,920,678

The accompanying notes are an integral part of the financial statements.

Jintai Mining Co., Ltd.

Statements of Stockholders’ Equity

	Share Capital	Paid in capital	Statutory reserve	Accumulated other comprehensive income	Retained earnings	Total
Balances as of March 31, 2008		$241,628	$144,882	$889,816	$13,146,868	$14,423,194

Net income for the period		-	-	-	6,510,656	6,510,656
Other comprehensive income		-	-	415,676	-	415,676
Balances as of March 31, 2009		$241,628	$144,882	$1,305,492	19,657,524	$21,349,526

Net income for the period		-	-	-	12,791,177	12,791,177
Other comprehensive income		-	-	34,697	-	34,697
Balances as of March 31, 2010		$241,628	$144,882	$1,340,189	$32,448,701	$34,175,400

The accompanying notes are an integral part of these financial statements.

Jintai Mining Co. Ltd.

Statements of Cash Flows

	Year ended	Year ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$12,781,790	$6,505,002

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	747,391	466,062
Amortization of mining right	37,925	37,715
Accounts receivable	(488,381)	531,394
Other receivable	(407,957)	7,760,033
Inventory	(4,026,923)	(4,312,986)
Paid in advance	(351,270)	279,421
Prepaid expense	136,994	241,924
Deposit	(268,669)	-
Accounts payable	(6,947,106)	7,938,528
Other payable	1,137,046	72,855
Salary payable	2,235	(401)
Tax payable	(192,022)	278,069
Accrued expenses	(124,267)	(5,306)
Net cash provided by operating activities	2,036,786	19,792,310

Cash flows from investing activities:
Short-term investment	2,196,582	(2,184,450)
Construction in progress	(454,887)	(1,868,553)
Purchase of property, plant, and equipment	(2,058,502)	(13,013,971)
Net cash provided by (used in) investing activities	(316,807)	(17,066,974)

Cash flows from financing activities:
Due to related party	440,781	815,528
Net cash provided by financing activities	440,781	815,528

Foreign currency translation adjustment	6,668	32,072

Net increase in cash and cash equivalents	2,167,428	3,572,936

Cash and cash equivalents:
Beginning of period	4,179,112	600,522
End of period	$6,346,540	$4,173,458

Cash paid for:
Interest	$-	$-
Income tax	$2,283,890	$579,412

The accompanying notes are an integral part of these financial statements.

Jintai Mining Co., Ltd.

Notes to Financial Statements

NOTE 1 – Business Summary

Jintai Mining Co. Ltd. (the “Company”) was incorporated as a limited liability company in the People’s Republic of China (“PRC”) on November 27, 2003, with its principal place of business in Hechi city, Guangxi Province, the PRC. The principal activity of the company is mining, selecting, and smelting of zinc and lead ore. The main products are zinc calcine, zinc dust and sand and sulfuric acid. The company’s operations are organized and managed according to its product category and geographic locations: Shangchao zinc and lead ore mine; Yagang concentrator, and Xingda concentrator; Duchuan smelter.

NOTE 2 – Summary of Significant Accounting Policies

Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The financial statements presented are those of the Company as of March 31, 2010 and 2009, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended.

Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported.  Actual results may differ from these estimates. On an ongoing basis, management reviews estimates. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments. We routinely monitor and evaluate counterparty credit risk related to the financial institutions by which our short-term investment securities are held.

Inventories

Inventories consist of finished goods and are valued at lower of cost or market value, cost being determined on the average cost method.

Jintai Mining Co., Ltd.

Notes to Financial Statements

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, and the economic environment. Currently, the amount of allowance is calculated as 5% for accounts receivable, which are due within 1 year, 10% for those due from 1 to 2 years, and 15% for those due from 2 to 3 years. Accounts receivable, which are due more than 3 years, are fully written off as bad debt. Accounts receivable with a balance due of more than 1 year are recorded as non-current assets. As of March 31, 2010 and 2009, the Company has recorded an allowance for uncollectible accounts.

Land, plant and equipment, mining right, and exploration right

Mining right, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value

Mining right	5 years	0%

Plant and machinery	20 years	3%

Furniture, fixture and equipment	10 years	5%

Office equipment	5 years	5%

Jintai Mining Co., Ltd.

Notes to Financial Statements

Expenditure for maintenance and repairs is expensed as incurred.

Exploration rights are permits to explore the ore capacity underground but without the actual mining right. Application fees and other expenses related to exploration activities are expensed when incurred.

Impairment of long-lived assets

In accordance with guidance issued by the FASB, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Comprehensive income (loss)

FASB ASC 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income as defined includes all changes in equity during the year from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation.  This comprehensive income is not included in the computation of income tax expense or benefit.

Income taxes

The Company conducts all its operating business in China. The Company is governed by the income tax laws of the PRC and do not have any deferred tax assets or deferred tax liabilities under the income tax of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company by itself does not have any business operating activities in the United States and is therefore not subject to U.S. federal income tax.

Foreign currencies translation

The reporting currency of the Company is the United States dollar (“U.S. dollars”).  Transactions denominated in currencies other than U.S. dollar are calculated at the average rate for the period.  Monetary assets and liabilities denominated in currencies other than U.S. dollar are translated into U.S. dollars at the rates of exchange ruling at the balance sheet date.  The resulting exchange differences are recorded in the other expenses in the statement of operations and comprehensive income.

The Company maintains its books and records in its local currency, the Renminbi Yuan (“RMB”), which is functional currency as being the primary currency of the economic environment in which its operations are conducted.  In general, the Company translates the assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of operations is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of the financial statements are recorded as accumulated other comprehensive income.

Jintai Mining Co., Ltd.

Notes to Financial Statements

Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of income and comprehensive income as and when the related employee service is provided.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments

The Company values its financial instruments as required by FASB ASC 825, “Disclosures about Fair Value of Financial Instruments”.  The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.  The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily include cash and cash equivalents, accounts receivable, deposits, inventories, accounts payable, other payables and accrued liabilities.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

Recently issued accounting standards

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about post-retirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operation.

Jintai Mining Co., Ltd.

Notes to Financial Statements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162” (also issued as Accounting Standards Update “ASU” No. 2009-01). This standard establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASU No. 2009-5 had no impact on the results of operations or the financial position of the Company.

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the results of operations or financial position of the Company.

In May 2009, the FASB issued a new accounting standard (FASB ASC 855-10) on subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This accounting standard establishes: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This accounting standard also requires disclosure of the date through which an entity has evaluated subsequent events. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operation.

In April 2009, the FASB issued FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, (FASB ASC 320-10-65), which amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This Staff Position was effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this statement did not have an impact on the results of operations or the financial position of the Company.

NOTE 3 – Short-term Investment Receivable

In March 2009, the company made a short-term investment in the amount of $2,194,298 (RMB15,000,000). The investment plan was not successful and the full amount was returned in June 2009.

Jintai Mining Co., Ltd.

Notes to Financial Statements

NOTE 4 – Account Receivables, Net

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. At the balance sheet date, all of the accounts receivables were related to PRC wholesaling and their credit period is usually ranged from one year to three years. Based upon the aforementioned criteria, management has determined that as follows:

	March 31, 2010	March 31, 2009

Accounts receivable, gross	$1,050,827	$525,650

Less: allowance for doubtful accounts	(64,903)	(28,983)

Accounts receivable, net	985,924	496,667

Accounts receivable is separated as current and non-current assets.

Accounts receivable, net (current)	814,796	448,047

Accounts receivable, net (non-current)	171,128	48,620

Total	$985,924	$496,667

NOTE 5 – Other Receivables

The Company makes deposits to government agencies and other unrelated parties, and makes advances to its employees during its operation. These amounts are recorded in other receivable. As of March 31, 2010 and 2009, other receivable consisted of the following:

	March 31, 2010	March 31, 2009

Deposit	$583,812	$356,123

Employee advance	250,501	69,486

Total	834,314	425,609

Other receivable is separated into current and non-current assets

Other receivable (current)	632,777	347,750

Other receivable (non-current)	201,537	77,859

Total	$834,314	$425,609

Jintai Mining Co., Ltd.

Notes to Financial Statements

All the amounts are unsecured, interest free, and have no fixed repayment terms.

NOTE 6 – Inventories

As of March 31, 2010 and 2009, the Company’s inventory consisted of the following:

	March 31, 2010	March 31, 2009

Raw materials	$4,327,512	$2,359,985

Work in process	4,813,727	2,313,201

Finished goods	1,925,967	2,355,741

Total	$11,067,206	$7,028,927

NOTE 7 – Land, Plant and Equipment, Mining Right and Exploration Right

As of March 31, 2010 and 2009, the Company’s non-current assets consisted of the following:

	March 31, 2010	March 31, 2009

Land, plant and equipment	$16,545,231	$14,465,633

Less: accumulated depreciation	(1,315,114)	(566,654)

Land, plant and equipment, net	15,230,117	13,898,979

Construction in progress	2,334,669	1,876,976

Other non-current assets, net (mining right)	29,576	67,419

Total	$17,594,362	$15,843,374

Jintai Mining Co., Ltd.

Notes to Financial Statements

The Company bought one mining right in 2005 in the amount of RMB1,180,000, and amortized the cost over the life of the right (5 years). The mining right expires in 5 years and is renewable at expiration. As of March 31, 2010 and 2009, the balances of the mining right are $29,576 and $67,419. The company also has three mineral exploration rights, including: Shangcao lead ore, Shangcao Yigangshan lead ore and Dongxiang Zinc ore. The exploration rights expire in 1 to 2 years and can be renewed at expiration. Application fees and other expenses related to exploration activities are expensed when occurred.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress as of March 31, 2010 and 2009 represent tailing facility, roadway and smelter under construction.

NOTE 8 – Environment Restoration Deposit

In September 2009, $268,767 (RMB1,800,000) was paid to local environment protection department as environment restoration deposit. The full amount will be refunded when the company fully restores the environment after its mining activities.

NOTE 9 – Other Payables

As of March 31, 2010 and 2009, other payables consisted, of the following:

	March 31, 2010	March 31, 2009

Payable for mining site construction	$1,675,505	$478,750

Other	101,865	160,260

Total	$1,777,370	$639,010

Jintai Mining Co., Ltd.

Notes to Financial Statements

NOTE 10 – Amount Due To Stockholders

The balances due to stockholders represented unsecured advances, which are interest-free and repayable without fixed term. As of March 31, 2010 and 2009, the balances of due to stockholders are $1,261,298 and $819,204, respectively.

NOTE 11 – Other Operating Income

During 2009, the Company had other operating income from renting its equipment in an amount of $14,563 (RMB100, 000).

NOTE 12 – Income Taxes

The Company conducts all its operating business in China. The Company is governed by the income tax laws of the PRC and do not have any deferred tax assets or deferred tax liabilities under the income tax of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company by itself does not have any business operating activities in the United States and is therefore not subject to U.S. federal income tax.

The Company generated its net income from its PRC operation and has recorded income tax provision for the years ended March 31, 2010 and 2009.

The tax rates applicable to the company are as follows:

Type of tax	Before December 31, 2008	Since January 1, 2009

Added value tax	13%	17%

Type of tax	Before December 31, 2007	Since January 1, 2008

Corporate tax	33%	25%

From 2004 to 2010, a preferential tax policy for corporate income tax was also applied to companies in Guangxi Province, as follows:

Jintai Mining Co., Ltd.

Notes to Financial Statements

From 2004 to 2005, there was no corporate income tax.

From 2006 to 2008, corporate income tax rate was reduced to 7.5% for income generated from in-province investment and no corporate income tax for income generated from out-province investment.

From 2009 to 2010, corporate income tax rate was reduced to 15%.

The Company has about 30% in-province investment (Kuizhong Cai, Note 13), and its tax rate from 2006 to 2008 is calculated as 2.25% (7.5% * 30%). The components of the Company’s income taxes of PRC operation for years ended March 31, 2010 and 2009 are as follows:

Year	Total income	Tax rate	Income tax

April – December 2008	$3,845,035	2.25%	$86,513

January – March 2009	3,245,049	15%	573,088

Year ended March 31, 2009 (Total)	7,090,084		659,601

April 2009 – March 2010	15,075,067	15%	2,261,260

Year ended March 31, 2010 (Total)	$15,075,067		$2,261,260

The Company did not have any material deferred taxation for the period or at the balance sheet dates.

NOTE 13 – Capital Transaction

On November 27, 2003, the Company was incorporated with total registered capital of $241,628 (RMB2,000,000), which consists of 70% (RMB1,400,000) from Shaoguan Jinteng Mining Co., Ltd. and 30% (RMB600,000) from Guangxi Geological Survey Bureau.

In May 2007, Guangxi Geological Survey Bureau transferred its entire capital share (RMB600,000) to the Company’s current president Kuizhong Cai.

Jintai Mining Co., Ltd.

Notes to Financial Statements

In December 2009, the Company executed simultaneous capital transactions resulting Shaoguan Jinteng Mining Co., Ltd. owning 23.33% (RMB466,600) and Huanjiang Jinteng Mining LLC owning 76.67% (RMB1,533,400) of registered capital. The Company’s current president, Kuizhong Cai, owns 95% registered capital of Huanjiang Jinteng Mining LLC.

As of March 31, 2010, the Company’s registered capital is consisted of:

Name of Company	Place of Incorporation	Date of Incorporation	Attributable Equity Interest %	Issued Capital

Shaoguan Jinteng Mining Co., Ltd.	Shaoguan, Guangdong	December, 2009	23.33%	US$56,372 (RMB466,600)

Huanjiang Jinteng Mining LLC	Hechi, Guangxi	December, 2009	76.67%	US$185,256 (RMB1,533,400)

NOTE 14 – Statutory Reserve

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings. As of March 31, 2010 and 2009, the balance of statutory reserve stays at $144,882.

NOTE 15 – Commitments and Contingencies

The Company rents office spaces from unrelated parties under a non-cancellable operating lease agreement.

On November 27, 2009, the Company leased its office space in Huanjiang town from an individual for approximately $878 per year. The lease expires on November 26, 2012.

On December 10, 2008, the Company leased its office space in Hechi city from an individual for approximately $1,757 per year. The lease expires on December 9, 2013.

On April 22, 2009, the Company leased its office space in Shangcao town from local transportation bureau for approximately $1,171 per year. The lease expires on April 21, 2011.

Jintai Mining Co., Ltd.

Notes to Financial Statements

Future five years annual lease payments are as follows:

Year ending March 31,	Lease payment

2010	$34,254
2011	36,304
2012	30,742
2013	21,084
2014	0
Total	$122,384

NOTE 16 – Segment Reporting

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

This statement requires companies to report information about operating segments in interim and annual consolidated financial statements.  It also requires segment disclosures about products and services, geographic areas, and major customers.  The Company determined that it did not have any separately reportable operating segments as of March 31, 2010 and 2009.

NOTE 17 – Concentration and Risk

(a)	Major customers

For the years ended March 31, 2010 and 2009, 100% of the Company’s assets were located in the PRC and 100% of the Company’s revenues were derived from customers located in the PRC.

For the year ended March 31, 2009, major customers and vendors with their revenues are presented as follows:

Customers	Revenues

Customer A	$6,977,098	29%
Customer B	4,946,657	21%
Customer C	2,125,170	9%
Customer D	1,831,917	7%
Customer E	1,443,014	6%
Customer F	1,331,899	5.5%
Customer G	1,013,758	4%
Customer H	508,599	2%
Customer I	435,852	1.8%
Customer J	242,846	1%
Total	$20,856,810	87%

Jintai Mining Co., Ltd.

Notes to Financial Statements

For the year ended March 31, 2010, major customers with their revenues are presented as follows:

Customers	Revenues

Customer A	$20,202,821	57%
Customer B	10,813,748	30%
Customer C	4,155,946	12%
Customer D	237,897	1%
Customer E	173,028	0.5%
Total	$35,583,440	100%

Jintai Mining Co., Ltd.

Notes to Financial Statements

(b)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

NOTE 18 – Subsequent Event

On June 14, 2010 Jintai Mining Group Inc. was formed and incorporated in the state of Delaware. The Corporation will be the holding company of the operating entity and will be the SEC reporting company.

On April 28, 2010 Jintai Mining Co., Limited, a Hong Kong Limited Company, was created which will be VIE beneficiary of the operating entity. The operating entity will be owned by a Wholly Owned Foreign Entity which is still in process of being approved by the Chinese government.

We evaluated subsequent events through the date and time our financial statements were issued on June 24, 2010.

6,000,000 Shares

JINTAI MINING GROUP, INC.

Common Stock

PROSPECTUS

Until ______________, 2010, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

Maxim Group, LLC

____________, 2010

PRELIMINARY PROSPECTUS

[Alternate Page for Selling Stockholder Prospectus]

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED AUGUST ___, 2010

Jintai Mining Group, Inc.

4,800,000 SHARES OF COMMON STOCK

This Prospectus relates to 4,000,000 shares of common stock (the “Selling Stockholders’ Common Stock”) and 800,000 shares of common stock underlying certain warrants to purchase common stock (the “Selling Stockholders’ Warrants”)  of Jintai Mining Group,Inc., which are being offered for sale by two selling stockholders, Ms. Liwen Hu  and Mr. Haibin Zhong.,(the “Selling Stockholder”). Each of the Selling Stockholders’ Warrants expires on August ______, 2015, and entitles the holder thereof, commencing one year from the date of this Prospectus, to purchase one share of common stock at an exercise price of $5.50 (110% of the offering price of our common stock) during the five-year period beginning on the date of our Prospectus. The Selling Stockholders’ Common Stock and the shares underlying Selling Stockholders’ Warrants are sometimes referred to as “Selling Stockholders’ Securities”. The Selling Stockholders received its Selling Stockholders’ Securities upon conversion of the Convertible Notes. See “SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.”

We will not receive any of the proceeds from the sales of the Selling Stockholders’ Securities. The Selling Stockholders’ Securities may be offered from time to time by the Selling Stockholders, their pledges, donees, transferees, assignees and/or successors-in-interest, after the effective date of this Prospectus in negotiated transactions or otherwise, at a fixed price of $0.00 per Warrant and $5.00per share (assuming a $5.00 per share initial public offering price) until trading has commenced on the NYSE:Amex Equities and thereafter at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholder will not be selling until the initial public offering is completed and the Company’s Common Stock is trading on the NYSE:Amex Equities stock exchange.

The Selling Stockholders may sell up to [       ] shares during the [  ] day period beginning after the date of this prospectus. No underwriting arrangements have been entered into by the Selling Stockholder. The distribution of the Selling Stockholders’ Securities by the Selling Stockholders, their pledges, their donees, transferees, assignees and/or successors-in-interest may be effected in one or more transactions that may take place on the over-the-counter market or exchange, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such Purchase Warrants as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders, their pledges, donees, transferees, assignees and/or successors-in-interest, in connection with sales of the Selling Stockholders’ Securities.

[Alternate Page for Selling Stockholder Prospectus]

On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering of 6,000,000 shares of Common Stock (without giving effect to the overallotment option (the Overallotment Option”) was declared effective by the Securities and Exchange Commission.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.SEE “RISK FACTORS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August [    ], 2010

[Alternate Page for Selling Stockholder Prospectus]

SHARES REGISTERED FOR RESALE

This prospectus covers the following securities registered for resale:

•	4,000,000 shares of Common Stock; See “Description of Securities”

•	800,000 shares of Common Stock underlying warrants to purchase Common Stock. See “Description of Securities”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and/or successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	an underwritten offering;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

[Alternate Page for Selling Stockholder Prospectus]

The Selling Stockholders  may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders  to include the pledgee, transferee or other successors in interest as Selling Stockholders  under this prospectus.

Upon our being notified in writing by the Selling Stockholders  that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholders  and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by any Selling Shareholder that a done, pledge, transferees, assignees and successors-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholders and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholders’ business and, at the time of its purchase of such securities such Selling Stockholders had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Stockholder that it may not use shares offered by this prospectus to cover short sales of common stock made prior to the date of this prospectus. . If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the Selling Stockholders’ Securities, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

[Alternate Page for Selling Stockholder Prospectus]

USE OF PROCEEDS

We will not receive any proceeds upon the sale of any of the Selling Stockholders’ Securities registered on behalf of the Selling Stockholder.  We may receive proceeds from the exercise of the Selling Stockholders’ Warrants on a cash basis. The holders of the Warrants are not obligated to exercise the Warrants and we cannot assure that the holders of the Warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the Warrants, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Stockholders’ Securities for resale to the public. Beneficial ownership of the Selling Stockholders’ Securities by such Selling Stockholder after the initial public offering will depend on the number of Selling Stockholders’ Securities sold by such Selling Stockholder. The Selling Stockholders’ Securities offered by the Selling Stockholder are not being underwritten by the Underwriter.
Name	Shares of Common Stock Beneficially Owned Before the Offering	Percentage of Common Stock Beneficially Owned Before Offering	Shares of Common Stock Registered in this Offering	Shares of Common Stock Owned After Offering	Percentage of Common Stock Beneficially Owned After the Offering

Liwen Hu	2,400,000	5.7%	2,400,000	0	0

Haibin Zhong	2,400,000	5.7%	2,400,000	0	0

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the Shares being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

Expenses:	Dollar amount
Securities and Exchange Commission Registration Fee		$5,180.66
NYSE Amex Filing Fee	$
Edgarization, Printing and Engraving	$
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Miscellaneous	$
TOTAL	$

ITEM 14. Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the Securities Act). Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. Recent Sales of Unregistered Securities

On August 3, 2010, Jintai Mining Group Inc. and Jintai Mining Co. Ltd, and its shareholders, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai entered into a Share Exchange Agreement (“Share Exchange”) in which Jintai Mining Group Inc. acquired all the capital stock of Jintai Mining Co. Ltd.  As a result of the Share Exchange, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai became shareholders of Jintai Mining Group Inc., holding 24,000,000, 3,200,000, 1,600,000, and 3,200,000 shares of common stock, respectively, of Jintai Mining Group Inc.  Jintai Mining Co. Ltd became a wholly owned subsidiary of Jintai Mining Group Inc.

In August 2010, Ms. Liwen Hu  and Mr. Haibin Zhong (the“Selling Stockholders”) purchased the Convertible Notes bearing an interest rate of 3% per annum from us.  The Convertible Notes are automatically convertible into 4,000,000 shares of Common Stock.  In connection with the issuance of the Convertible Note we issued the Selling Stockholders an aggregate of 800,000 warrants to purchase common stock at $___ per share.  As of August 11, 2010, we obtained an aggregate gross proceeds of $10,000,000 from the issuance of the Convertible Note. We will obtain the gross proceeds of $10,000,000 in the near future before the effective date of this prospectus. We paid Maxim Group, LLC a commission of $___ from the issuance.

The Convertible Note and Selling Stockholders’ Warrants issued and sold to Selling Stockholders were issued and sold in reliance upon the exemption from registration contained in Regulation S promulgated under the Securities Act. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

ITEM 16.  Exhibits and Financial Statement Schedules

(a)           Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1	Share Exchange Agreement between Jintai Mining Group Inc. and Jintai Mining Co. Ltd and its shareholders, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai
3.1	Certificate of Incorporation of Jintai Mining Group, Inc.
3.2	Bylaws of Jintai Mining Group, Inc.
4.1*	Specimen of Share of Common Stock Certificate
5.1	Opinion of Gersten Savage LLP
10.1	Form of Consulting Services Agreement
10.2	Form of Operating Agreement
10.3	Form of Equity Pledge Agreement
10.4	Form of Option Agreement
10.5	Form of Voting Rights Proxy Agreement
10.6*	Form of Director’s offer and Acceptance Letter
10.7*	Form of Officer’s offer and Acceptance Letter.
10.8	Senior Secured 3% Convertible Promissory Note
10.9	Subscription Agreement
10.10	Warrant
14.1*	Code of Ethics
21.1	List of Subsidiaries
23.1	Consent of Lake Associates CPA’s LLC, Independent Auditors
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)
23.3	Consent of John T. Boyd Company, Mining and Geological Consultants
24.1	Power of Attorney (included in the signature page hereto)
99.1*	Form of Legal Opinion of Dacheng Law Offices
99.2*	Field Trip Report on Shangchao Zinc/Lead Mine issued by John T Boyd Company

* To be filed by amendment.

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post -effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hechi City, Guangxi Province, People’s Republic of China, on August 12, 2010.

JINTAI MINING GROUP, INC.

By:	/s/ Yuan Lin
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Shaoying Li
Chief Financial Officer
(Pricipal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuan Lin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE
/s/ Kuizhong Cai	President and Chairman of the Board	August 12, 2010
Kuizhong Cai

/s/Yan Lin	Chief Executive Officer and Director	August 12, 2010
Yan Lin	(Principal Executive Officer)

/s/ Shaoying Li	Chief Financial Officer (Principal	August 12, 2010
Shaoying Li	Financial and Accounting Officer)

/s/ Danny T.N. Ho	Chief Operating Officer	August 12, 2010
Danny T.N. Ho

/s/ Zhiming Jiang	Director	August 12, 2010
Zhiming Jiang

/s/ Danian Ye	Director	August 12, 2010
Danian Ye

/s/ Cha Hwa Chong	Director	August 12, 2010
Cha Hwa Chong

/s/ Zhizhong Ding	Director	August 12, 2010
Zhizhong Ding

/s/ Zhenwei Jin	Director	August 12, 2010
Zhenwei Jin

EXHIBITS

Exhibit	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1	Share Exchange Agreement between Jintai Mining Group Inc. and Jintai Mining Co. Ltd and its shareholders, Kuizhong Cai, Zhiming Jiang, Yuan Lin and Weiheng Cai
3.1	Certificate of Incorporation of Jintai Mining Group, Inc.
3.2	Bylaws of Jintai Mining Group, Inc.
4.1*	Specimen of Share of Common Stock Certificate
5.1	Opinion of Gersten Savage LLP
10.1	Form of Consulting Services Agreement
10.2	Form of Operating Agreement
10.3	Form of Equity Pledge Agreement
10.4	Form of Option Agreement
10.5	Form of Voting Rights Proxy Agreement
10.6*	Form of Director’s offer and Acceptance Letter
10.7*	Form of Officer’s offer and Acceptance Letter.
10.8	Senior Secured 3% Convertible Promissory Note
10.9	Subscription Agreement
10.10	Warrant
14.1*	Code of Ethics
21.1	List of Subsidiaries
23.1	Consent of Lake Associates CPA’s LLC, Independent Auditors
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)
23.3	Consent of John T. Boyd Company, Mining and Geological Consultants
24.1	Power of Attorney (included in the signature page hereto)
99.1*	Form of Legal Opinion of Dacheng Law Offices
99.2*	Field Trip Report on Shangchao Zinc/Lead Mine issued by John T Boyd Company